Exhibit 10.1

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Production and Fulfillment Agreement

This Production and Fulfillment Agreement (“Agreement”) is made and entered into on June 9, 2023 (“Effective Date”), by and between Blue Apron, LLC, a Delaware limited liability company (“Blue Apron”), and FreshRealm, Inc., a Delaware corporation (“FreshRealm”). FreshRealm and Blue Apron are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

Blue Apron, Blue Apron Holdings, Inc. (“BA Holdings”) and FreshRealm entered into an Asset Purchase Agreement on the Effective Date (“APA”) whereby Blue Apron agreed to sell and assign, and FreshRealm agreed to purchase, take assignment of, license or lease, certain assets (including equipment, raw ingredients and packaging inventory) and certain contracts (including leases and supply agreements) related to manufacturing facilities located at 901 W. Linden Avenue, Linden, NJ 07036 (“NJ Facility”) and at 3151 Regatta Blvd. B60, Richmond, CA 94804 (“CA Facility”). The transaction contemplated by the APA closed on the Effective Date.

As of the Effective Date, (i) FreshRealm will manufacture and package certain products for Blue Apron at the CA Facility, the NJ Facility and FreshRealm’s other facilities in operation as of the date of this Agreement or that become operational after the Effective Date (together, the “Facilities”) and pursuant to the terms of this Agreement, (ii) FreshRealm will also provide storage, development and fulfillment services for the products as outlined in, and pursuant to the terms of, this Agreement; and (iii) the Parties on the Effective Date are also entering into a transition services agreement (“TSA”), a technology license agreement (“TLA”), a Sublease Agreement and Assignment and Assumption Agreement for each of the NJ Facility and CA Facility, respectively (the “Subleases”), and a “Blue Apron” brand retail license agreement (“License Agreement”). The TSA, TLA, License Agreement, the Subleases and APA are together the “Definitive Agreements”.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Certain Definitions.

(a)            “Accounting Principles” means GAAP, applied on a basis consistent with the principles, practices, assumptions, adjustments and judgments used in Blue Apron’s (and Blue Apron Holdings, Inc.’s) historical application thereof.

(b)            “Adjusted EBITDA” means net income (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes, depreciation and amortization, and share-based compensation expense, determined in accordance with the Accounting Principles (including that any earned PFA Volume Rebate shall be treated for all purposes hereunder as a reduction to cost of goods sold).

(c)            “Affiliate” means, with respect to a Party, any entity that, directly or indirectly, controls, is under the control of, or is under common control with the Party, where control means having more than fifty percent (50%) of the voting stock or other ownership interest, or the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract, or otherwise. Specifically, BA Holdings is an Affiliate of Blue Apron.

Page 1—Production and Fulfillment Agreement

(d)            “Aggregated Anonymous Data” means anonymous, aggregate data derived or collected by FreshRealm through the performance of the Fulfillment Services, the receipt of the Consumer Preference Data, or from the manufacturing and sale of the Products (as defined below), including benchmarking, performance, and usage information reports, studies, analyses and other work product resulting from such compilation and analysis, provided that such data cannot be associated with individual Consumers. Aggregated Anonymous Data excludes any Consumer Personal Information.

(e)            “Applicable Privacy Laws” means all laws, regulations and orders applicable to either Party’s processing of Consumer Personal Information in connection with this Agreement, including without limitation the California Consumer Privacy Act, Cal. Civ. Code 1798.100 et seq. and its implementing regulations (collectively, “CCPA”).

(f)            “Blue Apron Policies” means the quality assurance program, the various policies and procedures for production and fulfillment of food products, and the HACCP plan and/or HARPC plans that were developed, maintained and implemented by Blue Apron at the NJ Facility and the CA Facility immediately prior to the Effective Date.

(g)            “Blue Apron Warehouse Management System Software” is defined in the TLA.

(h)            “Blue Apron Trademarks” means the name and trademark registrations for BLUE APRON and the Blue Apron logo and related marks as set forth on Schedule 1(h),and the goodwill associated therewith.

(i)            “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in New York, New York are required or authorized by applicable law to be closed for business.

(j)            “Business IT System” is defined in the TLA.

(k)            “Change of Control” shall mean any direct or indirect transfer, by a single event or any combination or series of events, of 50% or more of the share capital of, or voting rights of a Person.

(l)            “Consumer Fulfillment Data” means the information that FreshRealm requires in order to perform the Fulfillment Services including Consumer addresses and Product selections. Consumer Fulfillment Data excludes any Aggregated Anonymous Data.

(m)            “Consumer Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular Consumer or Consumer’s household. Consumer Personal Information excludes any Aggregated Anonymous Data.

(n)            “Consumer Preference Data” is a subset of Aggregated Anonymous Data and means all data related to Consumers with respect to recipe selection (e.g., frequency of trialing each Product, repeat order of Products, total purchases of Products by week, percent share of Product) and Consumer ratings for each Product. Consumer Preference Data shall be provided on an anonymous, aggregate basis and excludes any Consumer Personal Information.

(o)            “Consumers” means Blue Apron’s customers who purchase Products from Blue Apron or a Blue Apron marketing partner or other third-party direct-to-consumer re-seller that Blue Apron has partnered with.

(p)            “Contract Year” means each 12-month period during the Term that starts on the Effective Date (or on the anniversary of the Effective Date, as applicable).

Page 2—Production and Fulfillment Agreement

(q)            “Carrier” is the third party delivery carrier (e.g., USPS, UPS, FedEx) that delivers Packages to Consumers.

(r)            “Fulfillment Services” means certain logistics and fulfillment services necessary to ship Packages to Consumers.

(s)            “Fulfillment Specifications” means Blue Apron’s specifications for the Fulfillment Services in accordance with the know-how relating to the Products and in accordance with the Operational Policies and established processes, workflows and procedures, as they may be mutually amended by the Parties in writing from time to time.

(t)            “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(u)            “NPI Products” means fresh and frozen ready-to-heat (aka ready-to-eat), ready-to-cook (to the extent not a Recipe Unit Product) and other convenience items and other food products that are not Recipe Unit Products that are manufactured by FreshRealm and sold to Blue Apron pursuant to this Agreement.

(v)            “Package” is a direct-to-consumer box or boxes that contains Recipe Unit Product(s), NPI Product(s), or both, in the type, quantity and combination ordered by a Consumer.

(w)            “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, associate, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

(x)            “Product Labels” all recipe cards, labels, label claims, heating instructions, preparation, storage, and other cooking instructions, or other printed materials about the Products that are included in or on Products or Packages.

(y)            “Product Recipes” means Recipe Unit Product preparation instructions and recipe cards, whether in tangible or digital form.

(z)            “Product Specifications” means Blue Apron’s specifications for the processing and packaging of the Products and Product ingredients as mutually agreed by the Parties from time to time.

(aa)      “Products” means the NPI Products, Recipe Unit Products and any other products that are mutually added to this Agreement by Blue Apron and FreshRealm.

(bb)      “Recipe Ingredients” means individual pickable units that make up Recipe Unit Products and may or may not require some processing, sorting or other further manufacturing process by FreshRealm before the same are ready to be placed in Recipe Unit Products including, but not limited to, Knick-Knack™ bags, prepped vegetables, or liquids, sauces or other condiments divided into individual serving containers.

(cc)      “Recipe Unit Products” means an individual meal recipe/SKU that comprises either prepped or unprepped ingredients, or both, for further preparation and completion by the Consumer that are manufactured by FreshRealm and sold to Blue Apron pursuant to this Agreement. Recipe Unit Products consist of the following categories: Assignable Core Meals, including ready to cook meals using the existing cooking tray design; Non Assignable Core Meals including: ‘Premium’, ‘Craft’, ‘Recipe Customization’; Add-ons; and Seasonal Boxes and, in each case, any derivations reasonably related thereto. “Recipe Unit Products” include the [**] Products. There may be multiple Recipe Unit Products in a Package that goes to a Consumer, and multiple Recipe Ingredients make up a Recipe Unit Product.

Page 3—Production and Fulfillment Agreement

(dd)      “[**] Product” means a kit of ingredients used only for back of house fulfillment by [**] and its Affiliates market operations team without customer facing representation or association with the Blue Apron brand.

2.            Processing of Products; Fulfillment.

(a)            Processing. Blue Apron will purchase from FreshRealm Blue Apron’s requirements of Exclusive Products (as defined below). FreshRealm will perform the manufacture and/or picking of the Products and Packages in conformance with the Product Specifications. The Product Specifications may only be amended by mutual written agreement of Blue Apron and FreshRealm.

(b)            Fulfillment. FreshRealm will perform the Fulfillment Services for Blue Apron pursuant to the terms of this Agreement and in conformance with the Fulfillment Specifications.

(c)            Ingredients and Materials. FreshRealm will purchase all materials, ingredients and packaging required to produce the Products and to perform the Fulfillment Services (“Manufacturer Materials”), provided that such purchases shall be in accordance with the Operational Policies (as further defined herein). Blue Apron may reasonably reject a supplier of Manufacturer Materials if such supplied Manufacturer Material does not meet the reasonable sensory or taste requirements of Blue Apron or if FreshRealm fails to comply with the applicable Operational Policies in selecting such Manufacturer Materials, provided that Blue Apron and FreshRealm will discuss in good faith a resolution to any rejection pursuant to this section in good faith to reach a resolution.

3.            Exclusive; ROFD.

(a)            Exclusive.

(i)            During the Term, subject to the terms and conditions of this Agreement including without limitation the Service Level Agreement, Blue Apron hereby grants FreshRealm an exclusive right to be, and the Parties agree that FreshRealm will be, the exclusive producer of, and fulfillment provider (including for services related to delivery of direct-to-consumer Packages) for, all Exclusive Products to Blue Apron and its Affiliates, successors, Permitted Successors (as defined below) and assigns under any brand, including the Blue Apron Trademarks (the foregoing exclusive right, the “Exclusive”), subject only to the express exceptions to the Exclusive set forth in this Agreement. As such, Blue Apron will not, and will not permit any of its Affiliates, successors, Permitted Successors or assigns to, directly or indirectly: (i) purchase Exclusive Products from any third party (except for the purchase of Products from FreshRealm), (ii) make or otherwise have made Exclusive Products (other than by FreshRealm), (iii) obtain services that result in Blue Apron or its Affiliates, successors, Permitted Successors, or assigns (or the customers of any brand owned or controlled by the foregoing) obtaining Exclusive Products from any party other than FreshRealm, or (iv) have any third party perform fulfillment, logistics and/or delivery services related to the Exclusive Products, in each case, subject to the express exceptions to the Exclusive set forth in this Agreement.

(ii)            The “Exclusive Products” are (A) individual meal recipe/SKUs that comprise either prepped or unprepped ingredients, or both, for further preparation and completion by the Consumer including Recipe Unit Products, (B) fresh and/or frozen meals that are to be heated and/or cooked from a fresh and/or frozen state by the Consumer by any heating method (including, but not limited to microwave and oven) or that are eaten fresh (such as salads), including NPI Products, and/or (C) any current or future food products that are similar to the Products. For clarification, Exclusive Products do not include Exclusive Exceptions.

(iii)            The “Exclusive Exceptions” are non-food products (kitchen tools) or any individual food or beverage ingredients or pantry items that are available for sale on Blue Apron’s market and/or wine portion of its website or mobile applications as of the Effective Date that are not Exclusive Products including, but not limited to, alcohol, other beverages, or spice/spice blends (when marketed and sold independently and not as part of the Recipe Unit Products). For the avoidance of doubt, any Products sold by Blue Apron on its market portion of its website or mobile applications will be fulfilled by FreshRealm in accordance with this Agreement.

Page 4—Production and Fulfillment Agreement

(iv)            Notwithstanding the foregoing, the Exclusive in this Section 3(a) does not apply to:

A.            any products produced by a Person that acquires Blue Apron or BA Holdings, either via a Change of Control, merger or purchase of all or substantially all of the assets or similar transaction, (such Person, an “Acquirer”) as to any brands under which such Acquirer manufactured or sold food or other products (even if Exclusive Products) prior to such transaction; or

B.            any Person that Blue Apron or BA Holdings or any of its Affiliates acquires either via a Change of Control, merger or purchase of all or substantially all of the assets or similar transaction (such Person, an “Acquired Affiliate”) as to any brands under which such Acquired Affiliate sold meal-kit or other food products prior to such transaction (such brands, including any Exclusive Products, the “Acquired Brands”) solely during the twenty-four (24) month period after the closing of such transaction (the “Transition Period”), provided that during the Transition Period, the Parties will negotiate mutually agreeable terms to be in place with respect to the production and fulfillment by FreshRealm under the Exclusive contemplated by this Agreement of such Acquired Affiliate’s Exclusive Products following expiration of the Transition Period (each of A and B, an “Exclusive Permittee”).

(b)            Development of New Exclusive Products. The Parties intend that Blue Apron will continue to provide new recipe SKUs for the types of Recipe Unit Products (such as Seasonal Recipes, as defined below) and NPI Products that will be produced by FreshRealm as of the Effective Date (meals kits and frozen ready-to-heat prepared meals that are cooked from a thawed state) in the parameters set forth in Section 5(d). The Parties further intend that Blue Apron will expand its offerings of new products that are Exclusive Products [**] (“New Exclusive Product”) from the current Product offerings as of the Effective Date whether or not such New Exclusive Products are within the current product offerings by FreshRealm for its other customers including, but not limited to, [**]. Whenever Blue Apron or an Affiliate (excluding any Exclusive Permittee), successor, Permitted Successor, or assign wishes to sell or market a New Exclusive Product and FreshRealm believes such New Exclusive Product to be commercially viable based on its commercially reasonable evaluation, the Parties will work together in good faith on the development of the New Exclusive Product, which will include FreshRealm creating a reasonable number of samples of each such New Exclusive Product for Blue Apron to test and approve, such approval not to be unreasonably withheld, conditioned or delayed so long at the New Exclusive Product conforms to the Product Specifications, and such development will be at no cost to Blue Apron.

(c)            Development of Products that are not Exclusive Products; ROFD. From time to time during the Term, except for the development of new Exclusive Products, which is covered by Section 3(b), in the event Blue Apron or any Affiliate, successor, Permitted Successor, or assign (except for Exclusive Permittees) wishes to develop a new food product or category of food product (other than an item subject to the Exclusive Exceptions) for sale under any brand (“New Category”), then prior to entering into any agreement or arrangement for any third party to develop, produce, sell to, and/or fulfill for or on behalf of Blue Apron any New Category, Blue Apron shall provide FreshRealm with the opportunity and first right to develop and then produce and fulfill such New Category for Blue Apron. In each instance of a proposed New Category, Blue Apron shall provide a written notice to FreshRealm with details around the New Category outlining the type and nature of the overall New Category that describes in reasonable detail relevant information concerning the proposed anticipated volumes, launch timing, concept, sensory qualities, ingredients and/or requirements [**] (“New Category Notice”). Within [**] of receiving the New Category Notice, FreshRealm will respond in writing to indicate that FreshRealm wishes to work with Blue Apron on the New Category (the “Development Notice”) or that FreshRealm wishes to pass on the opportunity to work on the New Category, provided that if FreshRealm has not responded to the New Category Notice within such [**], it will be deemed rejected by FreshRealm and Blue Apron will be permitted to work on the New Category with a third party. If FreshRealm provides a Development Notice, the Parties will work together in good faith to agree upon the New Category scope and timelines in connection with the New Category. To facilitate the development of any New Category on which FreshRealm agrees to assist Blue Apron, FreshRealm will provide Blue Apron, at no additional cost, such development, technical and production support including production trials as may be reasonably required in connection with such New Category. In the event that FreshRealm develops a New Category for Blue Apron and Blue Apron commercializes any products within such New Category, then all products in the New Category will be a “Product” and will be an Exclusive Product under the terms of this Agreement.

Page 5—Production and Fulfillment Agreement

(d)            The Parties agree that the applicable restrictions set forth in this Section are fair and reasonable, are reasonably required to protect their respective business interests, and will not unfairly or unreasonably restrict their respective businesses.

4.            Purchase Commitment; Forecasts; Purchase Orders.

(a)            Unit Forecasts. Each calendar quarter during the Term, Blue Apron will provide FreshRealm with a rolling [**] forecast by [**] for the next [**] and by [**] for the subsequent [**] showing total anticipated aggregate units for NPI Products and Recipe Unit Products. FreshRealm expressly agrees and acknowledges that any [**] forecast should not be used for specific cycle planning and is for illustrative purposes only and subject to change.

(b)            Binding Forecast—Recipe Unit Products and NPI Products.

(i)            [**] Forecast. By [**] during the Term, Blue Apron will provide FreshRealm with a rolling [**] forecast of total Recipe Units Products and NPI Products in the aggregate that Blue Apron anticipates it will order for each of the following [**] (the “Rolling Forecast”), provided that the adjustments [**] in the Rolling Forecasts must meet the parameters outlined below. The [**] of each Rolling Forecast is the “[**] Forecast” and the [**] to which the [**] Forecast relates, as it progresses through the Rolling Forecast [**], is the “Production [**]”. For example, by [**], Blue Apron will provide a Rolling Forecast of Recipe Unit Products and NPI Products in the aggregate that Blue Apron anticipates it will purchase for each [**] through the [**] and the [**] will be the Production [**] as well as the [**] Forecast.

A.            Prior [**] Comparison. In order to avoid significant changes in production requests from [**], Blue Apron will provide Rolling Forecasts that show aggregate (not SKU level) NPI Products and Recipe Units Products, respectively, in the [**] Forecast that are (1) if such [**] Forecast is not a [**] (as defined below), within [**]% and [**]% of the aggregate units NPI Products and Recipe Unit Products, respectively, that were in the [**] Forecast for the prior Rolling Forecast (or, if the [**] Forecast for the prior Rolling Forecast was a [**] (as defined below), the first [**] before such [**] Forecast that was not a [**]) or (2) if such [**] Forecast is a [**], within [**]% and [**]% of the aggregate units NPI Products and Recipe Unit Products, respectively, that were in the [**] Forecast for the prior Rolling Forecast (or, if the [**] Forecast for the prior Rolling Forecast was a [**] (as defined below), the first [**] before such [**] Forecast that was not a [**]). For example, the total quantities of NPI Products in the [**] Forecast for the [**] cannot be for less than [**]% or more than [**]% of the [**] Forecast for aggregate NPI Products submitted [**]. For purposes of this Section 4(b)(i), “[**]” means each of [**] that are determined by Blue Apron, in its sole discretion, and communicated to FreshRealm in or prior to the applicable [**] Forecast.

B.            Aggregate Units. The aggregate quantities of Recipe Unit Product and NPI Products, respectively, in subsequent Rolling Forecasts for the same Production [**] up to the [**] Forecast (as defined below) for that Production [**] must be at least [**]%, and no greater than [**]%, of the [**] Forecast.

(ii)            [**] Forecast.

A.            Aggregate Units. Beginning with the [**] forecast for the Production [**] of the applicable Rolling Forecast (the “[**] Forecast”), the aggregate quantities of Recipe Unit Product and NPI Products, respectively, in subsequent Rolling Forecasts for the same Production [**] up to the [**] Forecast for that Production [**] must be at least [**]% of the [**] Forecast in the aggregate, and no greater than [**]% of the [**] Forecast in the aggregate.

Page 6—Production and Fulfillment Agreement

B.            SKU Level Orders. Beginning with the [**] Forecast, the quantities per SKU of Recipe Unit Product and NPI Products in subsequent Rolling Forecasts for the same Production [**] up to the [**] Forecast for that Production [**] must equal the aggregate totals by NPI Products and Recipe Units Products delivered with the same [**] Forecast.

(iii)            [**] Forecast.

A.            Aggregate Units. Beginning with the [**] forecast for the Production [**] of the applicable Rolling Forecast (the “[**] Forecast”), the aggregate quantities of Recipe Unit Product and NPI Products, respectively, in subsequent Rolling Forecasts and Purchase Orders for the same Production [**] must be at least [**]% of the [**] Forecast in the aggregate, and no greater than [**]% of the [**] Forecast in the aggregate.

B.            SKU Level Orders. Beginning with the [**] Forecast, the quantities per SKU of Recipe Unit Product and NPI Products in subsequent Rolling Forecasts and Purchase Orders for the same Production [**] must be at least [**]% of the [**] Forecast for the same SKU (“PO Minimum”), and no greater than [**]% of the [**] Forecast for the same SKU (“PO Maximum”); except that, if the quantity of any SKU of Recipe Unit Products or NPI Products, respectively, in the [**] Forecast are less than [**] units, then the PO Minimum will be [**] units less than the quantity set forth in the [**] Forecast and the PO Maximum will be [**] units more than the quantity set forth in the [**] Forecast.

(iv)            Process Overview; [**] Review. The process in this Section 4(b) is further outlined and explained in Schedule 4(b). On a [**] basis, Blue Apron and FreshRealm shall conduct a joint review of the forecasting process and determine whether to adjust such process for any reason including to reflect changes in seasonal trends and marketing strategy.

(c)            Recipe Unit Purchase Orders. Blue Apron will provide written purchase orders to FreshRealm for Recipe Unit Products (“Recipe Unit Purchase Orders”) that are for no less than the PO Minimum and no greater that the PO Maximum by no later than [**] prior to the [**] that such Recipe Unit Products must be available. Each Recipe Unit Purchase Order will identify the specific Recipe Unit Product by SKU, the quantity of each Recipe Unit Product ordered, and the delivery date(s) that such Recipe Unit Product must be available for Fulfillment Orders (as defined below). A Recipe Unit Purchase Order is not considered accepted by FreshRealm until FreshRealm sends an acknowledgement, which it will use reasonable effort to provide within [**], provided that FreshRealm will be deemed to have accepted any Recipe Unit Purchase Order placed by Blue Apron requesting a quantity of Recipe Unit Product that is for more than the PO Minimum and less than the PO Maximum for that SKU. FreshRealm will use commercially reasonable efforts to accept the quantity of any Recipe Unit Purchase Order that is in excess of PO Maximum for that SKU.

(d)            NPI Product Purchase Orders. Blue Apron will provide written purchase orders to FreshRealm for NPI Products (“NPI Purchase Orders” and together with Recipe Unit Purchase Orders, the “Purchase Orders”) that are for no less than the PO Minimum and no greater that the PO Maximum by no later than [**] prior to the [**] that such NPI Products must be available. Each NPI Purchase Order will identify the specific NPI Product by SKU, the quantity of each NPI Product ordered, and the delivery date(s) that such NPI Product must be available for Fulfillment Orders (as defined below). A NPI Purchase Order is not considered accepted by FreshRealm until the NPI Products are shipped to a Consumer or until FreshRealm sends an acknowledgement, which it will use reasonable effort to provide within [**], provided that FreshRealm will be deemed to have accepted any NPI Purchase Order placed by Blue Apron requesting a quantity of NPI Product that is for more than the PO Minimum and less than the PO Maximum for that SKU. FreshRealm will use commercially reasonable efforts to accept the quantity of any NPI Purchase Order that is in excess of PO Maximum for that SKU.

Page 7—Production and Fulfillment Agreement

(e)            Minimum Purchase Commitment for Recipe Unit Products. In any calendar quarter during the Term, Blue Apron shall purchase and pay for at least the minimum quantities of Recipe Unit Products per calendar quarter as set forth on Schedule 4(e) (the “Minimum Quarterly Purchase Commitment”). Any quarter during the Term that is less than a full calendar quarter will have the Minimum Quarterly Purchase Commitment adjusted pro rata from a full calendar quarter as needed. In any Renewal Term (as defined below), the Minimum Quarterly Purchase Commitments will be mutually agreed between the Parties and to the extent that the Parties cannot mutually agree will be the same Minimum Quarterly Purchase Commitments for the calendar quarter in the Renewal Terms as the calendar quarter in the prior calendar year.

(f)            Blue Apron Shortfall for Recipe Unit Products. If, at the end of any given calendar quarter during the Term, Blue Apron has purchased and paid for Recipe Unit Products in an aggregate amount that is less than the then-applicable Minimum Quarterly Purchase Commitment (the difference between the Minimum Quarterly Purchase Commitment and actual Recipe Unit Products that Blue Apron purchased and paid for, a “Purchase Shortfall”), Blue Apron shall pay FreshRealm for the Purchase Shortfall in an amount equal to $[**] per unit of Recipe Unit Products multiplied by the number of Recipe Unit Products that make up the Purchase Shortfall (each, a “Purchase Shortfall Obligation”). For example, if the Minimum Quarterly Purchase Commitment is [**] units and Blue Apron only purchases [**] units of Recipe Unit Products, Blue Apron will pay FreshRealm $[**] as the Purchase Shortfall Obligation.

5.            Operational.

(a)            Governance; Establishment of Formal Governance Plan. Within [**] following the Effective Date, the Parties will work together in good faith to develop, in a timely manner, a reasonable formal governance structure (the “Governance Plan”), which is anticipated to at least be comprised of (i) an executive steering committee, which shall have executive management responsibility for the Agreement and the relationship of the Parties, (ii) one or more service delivery committees, which shall have service delivery management responsibility for the Services for a particular function, (iii) a quick response team to respond to potential recalls, other market actions, and other immediate operational issues that arise from time to time, and (iv) such other committees and teams as the Parties may agree to from time to time, each of which shall have appropriate members from each Party. For each committee and team, the Governance Plan shall set forth: (1) a detailed list of specific responsibilities, (2) timing for meetings, and (3) any reporting responsibilities. The Governance Plan may also include a dispute escalation procedure, formal change control procedures (the “Change Control Procedures”) and shall designate responsibility for SLA reporting. Without limiting the foregoing, the service level committee(s) shall meet during the Term (in person, via computer or telephonically) as needed to review topics of business importance to either Party such as forecasting and other planning, fulfillment and delivery issues and concerns, innovation, performance, optimization of menu planning, compliance, capacity limitations, and capital expenditures.

(b)            Facility Visits; Additional FreshRealm Reporting Obligations. Representatives of either Party may visit the facilities of the other Party to participate in meetings as set forth in the Governance Plan, and, at a mutually agreed time during regular business hours, as otherwise may be reasonably necessary in furtherance of the Parties’ respective goals under this Agreement, including Blue Apron’s ability to observe that the fulfillment of the Products are being produced in accordance with the Fulfillment Specifications. FreshRealm will provide mutually agreed operational reports such as inventory reports of Manufacturer Materials, at a frequency as may be mutually agreed by Blue Apron and FreshRealm.

Page 8—Production and Fulfillment Agreement

(c)            Blue Apron Obligations.

(i)            In the first [**] following the Effective Date, in each [**], Blue Apron will provide FreshRealm with an estimated rolling [**] forecast by [**] showing (A) [**], and (B) [**]. FreshRealm expressly agrees and acknowledges that any such [**] forecast should not be used for specific cycle planning and is for illustrative purposes only and subject to change. For the remainder of the Term after the first [**] following the Effective Date, in each [**], Blue Apron will provide FreshRealm with a rolling [**] forecast by quarter showing (C) [**], and (D) [**]. Notwithstanding the foregoing, FreshRealm may increase or decrease the forecast periods in this Section by providing written notice to Blue Apron provided that FreshRealm can never increase the forecast period over the [**] period respectively.

(ii)            During the [**] period following the Effective Date, Blue Apron shall provide FreshRealm with prompt notice of any material strategic change to Blue Apron’s overall business plans that could move its focus away from primarily offering Recipe Unit Products and NPI Products.

(iii)            Blue Apron will provide to FreshRealm copies of a quarterly consolidated statement of operations with a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable measure calculated in accordance with the Accounting Principles, including a unit count of Recipe Unit Products and NPI Products purchased by Blue Apron, following the normal quarterly closing process for Blue Apron.

(iv)            Recipe Cards. Blue Apron will provide to FreshRealm digital files (“Digital Files”) of all Blue Apron IP, Blue Apron Copyright Assets, Label Content and any other information required for the physical recipe cards, labels or other printed materials about the Products that are included in or on Products or Packages (“Printed Labels”). FreshRealm will have any Printed Labels printed from the Digital Files, and the Printed Labels will be Manufacturer Materials and subject to Section 2(c). The printed Product Recipes will be designed and ordered by Blue Apron and delivered to FreshRealm by no later than the [**] prior to the following week’s cycle in accordance with Blue Apron’s weekly menu, provided, however, that the Parties may mutually agree to transition the printing of Product Recipes to FreshRealm to be provided as a Manufacturer Material using Digital Files provided by Blue Apron. For the avoidance of doubt the printing of Product Recipes shall be done in accordance with the Swap Approval and Execution Process and other applicable Operational Policies.

(d)            SLAs. Schedule 5(d) provides service level requirements (“SLAs”) related to FreshRealm’s performance of this Agreement.

(e)            Optimization of Recipes (Recipe Units). Blue Apron and FreshRealm will work together in good faith to optimize the catalog of active Recipe Unit Products that can be ordered by Blue Apron at any time (“Recipe Catalog”) to better streamline Manufacturer Materials on-hand, to maximize the efficiencies in FreshRealm’s performance of this Agreement and to manage and streamline Recipe Unit Product offerings. At any point during the Term, the Recipe Catalog will consist of no more than [**] Recipe Unit Product SKUs that are Assignable Core Meals or Non-Assignable Core Meals and [**] Recipe Unit Product SKUs that are Add-ons, some of which are set forth in Schedule 5(e). To the extent that Schedule 5(e) does not include the maximum numbers of Assignable Core Meals, Non-Assignable Core Meals or Add-ons, (i) Blue Apron can add Assignable Core Meals, Non-Assignable Core Meals or Add-ons to the Schedule by written notification (email sufficient) to FreshRealm until the maximum quantities have been reached, and (ii) starting [**] after the Effective Date, FreshRealm can populate the Recipe Catalog with Assignable Core Meals, Non-Assignable Core Meals or Add-ons that are in any [**] Forecast until the Recipe Catalog has achieved its maximum category numbers. For clarity the Recipe Catalog excludes Recipe Customization options for Recipe Unit Products provided that the Recipe Customization draws from a Recipe Ingredient that is already included in other Product Recipes used in the menu rotation for that week, where a “Recipe Customization” is a replacement of one Recipe Ingredient for another Recipe Ingredient at a Consumer’s request (e.g., chicken instead of pork). Schedule 5(e) will also include a corresponding list of all of the aggregated ingredients required to produce the Recipe Catalog (“Recipe Pantry”).

Page 9—Production and Fulfillment Agreement

(f)            Optimization of Menus (Recipe Units). Blue Apron and FreshRealm will mutually agree on the number of Recipe Unit Product SKUs that may be offered each week during the Term (“Rotating Weekly Menu”), provided that (i) as to Recipe Unit Products that are Assignable Core Meals or Non-Assignable Core Meals, at least [**]% of the Rotating Weekly Menu must be from the Recipe Catalog and no more than [**]% of the Rotating Weekly Menu will be from Seasonal Recipes, and (ii) as to Recipe Units Products that are Add-ons, at least [**]% of the Rotating Weekly Menu must be from the Recipe Catalog and no more than [**]% of the Rotating Weekly Menu will be Seasonal Recipes until the list of Add-ons in the Recipe Catalog hits [**] at which point at least [**]% of the Rotating Weekly Menu must be from the Recipe Catalog and no more than [**]% of the Rotating Weekly Menu will be from Seasonal Recipes. “Seasonal Recipes” are Product Recipes that are not listed on the current Recipe Catalog. At no time can unique ingredients required to produce Seasonal Recipes exceed [**]% of the total ingredients in the Recipe Pantry in any calendar year. Blue Apron can add Seasonal Recipes to the permanent Recipe Catalog by providing written notice to FreshRealm, provided that Blue Apron must simultaneously remove the same number and type (Core Meals vs Add-ons) of Recipe Unit Product SKUs from the Recipe Catalog for each new Seasonal Recipe that is added to the Recipe Catalog, and provided further that such additions may not exceed [**]% of the total Recipe Unit Product SKUs in the Recipe Catalog in any 12 month period. The Parties can agree in writing at any time to amend the number of items in the Rotating Weekly Menu and number of items in the Recipe Catalog by mutual written agreement (email sufficient).

(g)            Code of Conduct and Operational Policies. Blue Apron’s Supplier Code of Conduct (the “Code of Conduct”) is attached as Schedule 5(g)-1 and is incorporated herein by reference, and Blue Apron’s other policies, IBCR SOP (New Item Onboarding), the IBP & Supply Review SOP, the Swap Approval and Execution Process, and the Ingredient and Packaging Standards (collectively, the “Operational Policies”) are attached as Schedule 5(g)-2, Schedule 5(g)-3, Schedule 5(g)-4, and Schedule 5(g)-5 respectively and are incorporated herein by reference. Blue Apron’s quality standards are attached as Schedule 5(g)-6 (the “Quality Standards”). FreshRealm agrees to abide by the Code of Conduct, the Operational Policies and the Quality Standards (together, the “Policies”), provided, that for the first [**] following the Effective Date, FreshRealm will only need to be in compliance with the Policies to the extent that Blue Apron is in compliance with the Policies as of the Effective Date and can demonstrate such compliance for the [**] prior to the Effective Date. After the Effective Date, FreshRealm will assess the non-compliance of the current facilities with the Policies and will work to bring such facilities into compliance with the Policies within [**] following the Effective Date, provided that any costs for FreshRealm to bring the facilities into compliance with the Policies will be passed through to Blue Apron. Blue Apron may amend the Policies upon prior written notice to FreshRealm (“Policy Change”), provided, that, shortly after receipt or delivery of the Policy Change, FreshRealm will communicate the anticipated and reasonable time to implement the Policy Change and the anticipated cost to FreshRealm of the Policy Change (together, “Policy Change Impact”). After FreshRealm has communicated any Policy Change Impact, Blue Apron may approve such Policy Change Impact or the Parties may negotiate in good faith in respect thereof, prior to the Policy Change being put into place. Upon mutual agreement to the Policy Change Impact, which neither Party will unreasonably withhold, condition or delay, FreshRealm will implement the Policy Change in a commercially reasonable matter and timeline. FreshRealm will not implement any Policy Change until the Parties have agreed on any Policy Change Impact and applicable Prices may be increased to reflect any material increase in costs necessarily incurred by FreshRealm in implementing and complying with such Policy Change. FreshRealm further agrees to, within a reasonable period of time, require suppliers of the Manufacturer Materials to abide by any amended Code of Conduct.

(h)            Business Continuity Planning. As a critical supplier to Blue Apron, by the expiration or termination of the TSA, FreshRealm will develop an internal business continuity plan (“BCP”) at each FreshRealm facility in a form and substance reasonably acceptable to Blue Apron to ensure performance of this Agreement in the event of a disruption in supply, production, or fulfillment with the objective of identifying risks that may affect its ability to perform this Agreement and to articulate and execute preventative, mitigation and contingency plans to reduce those risks and associated impacts on its obligations under this Agreement. FreshRealm shall provide to Blue Apron the BCP for each FreshRealm facility used to produce Products promptly after completion for review and comment by Blue Apron. FreshRealm shall update and revise the BCP as needed throughout the duration of this Agreement, in no event less than [**]. Each [**], FreshRealm shall provide BCP training to its employees, and conduct testing to ensure the adequacy of the BCP. On [**], FreshRealm shall provide Blue Apron with all reasonable documentation describing its current BCP for each FreshRealm facility used hereunder, provide Blue Apron with the results of at least [**] of each such BCP, and promptly address all concerns raised by Blue Apron. FreshRealm will implement and execute the BCP in response to any material disruption in its business operations including, but not limited to a Force Majeure Event in order to resume operations immediately after the occurrence of any event that materially disrupts FreshRealm’s operations. FreshRealm will notify Blue Apron as soon as possible following implementation of the BCP. In no event shall the failure to execute on any BCP be excused by any Force Majeure Event.

Page 10—Production and Fulfillment Agreement

6.            Fulfillment Services.

(a)            Orders. Blue Apron will submit fulfillment orders (“Fulfillment Orders”) to FreshRealm via the Business IT System or another mutually agreeable electronic format. Each such Fulfillment Order will include, at a minimum: (i) identification of the Products ordered; (ii) quantity ordered; (iii) shipping instructions, including Consumer name, shipping address and method of delivery; (iv) any Package Inserts (as defined below) to be included in the Packages; and (v) other information necessary to process the Fulfillment Order. Fulfillment Orders must be for Product that FreshRealm has on hand pursuant to Purchase Orders.

(b)            Business IT System; Blue Apron Warehouse Management System Software. Each Party shall maintain physical, administrative and technical security measures to prevent loss, destruction or unauthorized access to the Consumer Fulfillment Data and the Business IT System, in accordance with all applicable laws and in accordance with generally accepted industry standards and best practices. Following the applicable transfer date in the TSA, FreshRealm shall maintain a production instance of the Blue Apron Warehouse Management System Software in order to provide the Fulfillment Services hereunder and otherwise consistent with its rights under the TLA.

(c)            FreshRealm Fulfillment Errors. Schedule 6(c) sets forth the complaint codes that are collected by Blue Apron and for which Blue Apron provides a credit to the Consumer and also shows the associated credit given to the Consumer by Blue Apron. Blue Apron cannot amend the complaint codes attributable to FreshRealm or the associated Consumer credit given without prior written consent of FreshRealm. “FreshRealm Misship Codes” are those complaint codes that are presumed to be due to fault of FreshRealm (such as missing ingredients and presence of foreign objects) or the fault of the Carrier (damage to package and late delivery) (“FreshRealm Misship Errors”) and the “FreshRealm Misship Credit” is the allowable credit given by Blue Apron for such FreshRealm Misship Code. Blue Apron will provide [**] reports to FreshRealm showing the FreshRealm Misship Codes, by complaint code, the associated FreshRealm Misship Credit actually given, and will use good faith efforts to collect and share any additional documentation evidencing FreshRealm’s responsibility for the categorization as a FreshRealm Misship Code (e.g., photographs). On a [**] basis, Blue Apron will send a report showing total credit dollars extended to Consumers for Products with FreshRealm Misship Codes (e.g., not incorporating other complaint codes not attributable to FreshRealm), the total fees paid to FreshRealm for the associated Consumer order and the total Blue Apron revenue associated with sales of Products for such [**]. The “FreshRealm Misship Payment” is [**] and the “Misship Shrinkage Percentage” is [**]% as of the Effective Date and reduces by [**]% on each anniversary of the Effective Date during the Initial Term (e.g., on the first anniversary of the Effective Date, the Misship Shrinkage Percentage shall be [**]%). If the FreshRealm Misship Payment is positive, FreshRealm will pay such amount to Blue Apron within [**] If the FreshRealm Misship Payment is negative, such amount will be subtracted from any positive FreshRealm Misship Payment in future [**]. For example, if Blue Apron’s gross revenue for Product sales is $[**], then the Misship Shrinkage is $[**] for that [**]. If the FreshRealm Misship Credits are $[**] for the [**], the FreshRealm Misship Payment is $[**] and would be further reduced by any carry-over FreshRealm Misship Credits, if any, from prior [**]. Except as set forth in Schedule 6(c) as it may be negotiated by the Parties from time to time, payment of the FreshRealm Misship Payment shall be FreshRealm's sole and exclusive remedy for any FreshRealm Misship Errors, and be FreshRealm’ sole liability to Blue Apron for the FreshRealm Misship Errors.

Page 11—Production and Fulfillment Agreement

(i)            Blue Apron represents and warrants that the Misship Shrinkage Percentage of [**]% as of the Effective Date is the historical average when looking at total allowable credits given to Consumers for the FreshRealm Misship Codes divided by the revenue to FreshRealm for all Packages in the same period.

(ii)            Blue Apron grants to FreshRealm and its authorized representatives access to Blue Aprons documents and other information, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to the calculation of the historic Misship Shrinkage Percentage, for the purpose of auditing Blue Apron’s historic Misship Shrinkage Percentage. If the historic Misship Shrinkage Percentage is found to be materially different than [**]%, then the parties will renegotiate the starting Misship Shrinkage Percentage in good faith.

(d)            Liability for Carrier Performance. If Products are lost, stolen or damaged due to fault of the Carrier, FreshRealm will file a claim with the Carrier. Since Carrier errors are covered in the FreshRealm Misship Codes, FreshRealm will retain any reimbursement that FreshRealm receives from the Carrier with regard to the Packages (“Carrier Credit”).

(e)            Package Inserts. From time to time, Blue Apron may provide, through electronic or other delivery instructions, notice to FreshRealm to include certain third-party coupons, inserts or samples (collectively, “Package Inserts”) in Packages as set forth on the applicable Fulfillment Order. Any Package Inserts provided by Blue Apron must meet FreshRealm’s policies at the facility (e.g., no glass of any kind). Any Package Inserts shall be identified and procured by Blue Apron in its sole discretion and Blue Apron shall direct delivery of any such Package Inserts to FreshRealm at the fulfillment center(s) designated by FreshRealm as requiring Package Inserts in order to perform the Fulfillment Order. Blue Apron will deliver all Package Inserts by the [**] prior to the week’s cycle in which such Package Inserts are to be inserted in Packages (in each case, in accordance with Blue Apron’s weekly menu). FreshRealm shall accept all such deliveries of Package Inserts. For the avoidance of doubt, applicable costs incurred in accordance with this Section 6(e) may be billed as (and to the extent) set forth in the pricing matrix (e.g., Package Inserts are a pickable item in a Package).

7.            Price.

(a)            Price. The “Price” is equal to (i) during the period commencing on the Effective Date and continuing until the day immediately before the Price Trigger Date, the Actual Monthly Costs plus or minus any applicable Monthly True-Up; and (ii) commencing on the Price Trigger Date, the sum of (A) the Recipe Ingredient Cost; (B) the NPI Product Price; (C) the Fulfillment Cost; (D) the Annual Baseline PTGA Fee; (E) the EOL Quarterly Surcharge; and (F) the FR Margin.

(i)            Trigger Date. The “Price Trigger Date” is September 1, 2023, provided, however, that the Parties may mutually agree in writing to a different Price Trigger Date at any time.

(ii)            Margin. The “Margin” is (A) [**]% until the Price Trigger Date, (B) [**]% from the Price Trigger Date until [**], and (C) [**]% for the remainder of the Term. The “FR Margin” is (Y) during the period commencing on [**] and continuing until [**], the Margin multiplied by the sum of [**], and (Z) during the period commencing on [**] and continuing during the Term, the Margin multiplied by the sum of [**]. The FR Margin is not calculated on the NPI Product Price.

(iii)           PTG&A. The “Annual Baseline PTGA Fee” is an amount equal to (A)  [**]; (B)  [**]; (B)  [**], subject to adjustment in accordance with the remainder of this Section 7(a)(iii).

Page 12—Production and Fulfillment Agreement

A.            On [**], the Annual Baseline PTGA Fee will increase or decrease by [**], and the result of that calculation shall be the Annual Baseline PTGA Fee [**].

B.            On [**], the Annual Baseline PTGA Fee will increase or decrease by [**], and the result of that calculation shall be the Annual Baseline PTGA Fee [**].

C.            On [**] and on each [**] thereafter, the Annual Baseline PTGA Fee will increase or decrease by [**] to determine the Annual Baseline PTGA Fee [**].

D.            On [**], the Annual Baseline PTGA Fee will be divided by [**]. An example of this process is set forth in Schedule 7(a)(iii).

E.            “[**]” is the [**].

(iv)            The “PPI Change” is, as of the relevant time, a percentage equal to the percent increase or decrease in the Producer Price Index between November of the calendar year immediately prior to such time compared to November of the calendar year one year prior to the calendar year immediately prior to such time (“PPI Change”). The “Producer Price Index” shall be (i) for purposes of changes in the PTGA Fee, U.S. Bureau of Labor Statistics, Producer Price Index: Final Demand, unless otherwise agreed by the Parties; (ii) for purposes of labor charges in this Section 7 (other than any labor charges included in the PTGA Fee), the U.S. Bureau of Labor Statistics, Producer Price Index by Industry: Total Manufacturing Industries, unless otherwise agreed by the Parties; and (iii) for purposes of charges not set forth in clauses (i) or (ii), the U.S. Bureau of Labor Statistics, Producer Price Index that most closely approximates the relevant pricing component. If any Producer Price Index is discontinued, is planned to be discontinued in the then-next [**] or is unavailable, the Parties shall negotiate in good faith on the substitution of another index reflecting changes in the cost of manufacturing published by any other governmental agency, or if no such index shall then be available, another index published by a major bank or other financial institution or by a university or recognized financial publication or by any other recognized authority.

Page 13—Production and Fulfillment Agreement

(v)            Recipe Ingredient Unit Production Cost—Until Price Trigger Date. Until the Price Trigger Date, the estimated price that FreshRealm will charge Blue Apron for Products and Services will be $[**]/Consumer Order in June, $[**]/Consumer Order in July, and $[**]/Consumer Order in August (“Estimated Order Price”). At the end of each month until the Price Trigger Date, FreshRealm will calculate the actual cost to FreshRealm for the Products and Services, which will be comprised of the costs for all Manufacturer Materials, labor charges, fixed and variable overhead costs, and end of life costs (“Actual Monthly Costs”). The sum of the Estimated Order Prices will be subtracted from the Actual Monthly Cost (such difference being the “Monthly True-Up”). If the Monthly True-Up is a positive number (meaning that the Actual Monthly Costs were higher than the sum of the Estimated Order Price actually charged to Blue Apron for that calendar month, then Blue Apron will pay an amount equal to the Monthly True-Up to FreshRealm within [**] following the end of that calendar month. If the Monthly True-Up is a negative number (meaning that the Actual Monthly Cost was lower than the sum of the Estimated Order Price actually charged to Blue Apron for that calendar month, then FreshRealm will pay an amount equal to the absolute value of the Monthly True-Up to Blue Apron within [**] following the end of the calendar month.

(vi)            Recipe Ingredient Unit Production Cost—Post-Price Trigger Date. As soon as possible following the Effective Date but commencing no later than the Price Trigger Date in any event, FreshRealm will, on a Recipe Ingredient-by-Recipe Ingredient basis as new Recipe Unit Products are rolled out, provide a bill of materials to Blue Apron for each Recipe Ingredient needed for the Recipe Unit Products within [**] following delivery of the SKUs included in each applicable week’s menu (“Initial BOM”). The Initial BOMs will show the cost per Recipe Ingredient, which is comprised of the landed cost of the component Manufacturer Materials (both ingredients and the packaging into which the ingredient will be transformed such as plastic bags and single serving size plastic containers) for such Recipe Ingredient, the labor to get the Recipe Ingredient into its pre-pick state (e.g., sliced and in bags or dressing in smaller plastic container), and Ingredient Yield Loss for the Recipe Ingredient (the “Recipe Ingredient Cost”), each as further set forth in this Section 7(a)(vi). Commencing on the Price Trigger Date, FreshRealm will charge Blue Apron the Recipe Ingredient Cost for Recipe Ingredients, as further set forth in this Section 7(a)(vi). Each Party agrees to use commercially reasonable efforts to reduce the length of the [**] period set forth in this Section 7(a)(vi), consistent with the timing of provision of the SKU-level information provided by Blue Apron in the applicable week’s menu and FreshRealm’s ability to provide a bill of materials for ingredients to be included in recipes.

A.            Recipe Ingredient Material Cost--Packaging. The component of the Recipe Ingredient Cost for Manufacturer Materials that are packaging is the landed cost of all packaging that is used for the Recipe Ingredient. [**].

Page 14—Production and Fulfillment Agreement

B.            Recipe Ingredient Material Cost--Ingredients. The component of the Recipe Ingredient Cost for Manufacturer Materials that are ingredients is the landed cost of all ingredients that are used for the Recipe Ingredient. [**].

C.            Labor Change. The component of the Recipe Ingredient Cost for labor will be fixed until [**].

D.            Recipe Ingredient Yield Loss. The yield loss factors for each item of Manufacturer Materials (both packaging and ingredients) used to produce and/or prepare the Recipe Ingredients (“Ingredient Yield Loss”) will be included on the Initial BOM and are established to cover administrative, waste and yield losses incurred by FreshRealm throughout the entire Recipe Ingredient preparation process with regard to the Manufacturer Materials. The Parties shall review the Ingredient Yield Loss no more than [**] and mutually agree in good faith to any adjustment to the Ingredient Yield Loss. Waste and yield losses in excess of the applicable Ingredient Yield Loss factor for each item are FreshRealm’s responsibility and shall be at FreshRealm’s cost and expense.

(vii)            NPI Product Cost. Blue Apron will pay FreshRealm the NPI Product Price for the NPI Products. The “NPI Product Price” will be set, on an SKU-by-SKU basis, by FreshRealm and will be communicated in writing by FreshRealm to Blue Apron. FreshRealm may amend the NPI Product Price, on an SKU-by-SKU basis, no more than [**] period during the Term by providing Blue Apron at least [**] prior written notice.

(viii)            Fulfillment Price. As soon as possible following the Effective Date, but no later than the Price Trigger Date in any event, FreshRealm will provide a schedule to Blue Apron showing the initial cost of the Fulfillment Services (“Fulfillment Cost”), which includes the landed cost of the Manufacturer Materials used in the Fulfillment Services such as corrugate, dividers and gel packs (“Fulfillment Packaging Material Cost”), the labor for providing the Fulfillment Services, the Fulfillment Yield Loss, and the cost to send Products to Consumers via Carrier (“Carrier Cost”). The Fulfillment Cost will vary based on the number of NPI Products and/or Recipe Unit Products in each Package, the time of year and the destination of the Consumer Order. Commencing on the Price Trigger Date, FreshRealm will charge Blue Apron the Fulfillment Cost for Fulfillment Services, as further set forth in this Section 7(a)(viii).

A.            Change in Packaging. The component of the Fulfillment Cost for Manufacturer Materials that are packaging is the landed cost of all packaging that is used for the Fulfillment Services. [**].

B.            Changes to Carrier Costs. The Carrier Cost will be the pass-through cost to FreshRealm charged by Carriers for shipment of Packages, as such prices may change from time to time, and will be subject to fuel surcharges and any other contractual price adjustments including proportional rebates. A true up will be calculated related to the Carrier Costs initially invoiced to Blue Apron and will be applied (as an addition or deduction) to future invoices when the Carrier finalizes the charges related to Packages.

Page 15—Production and Fulfillment Agreement

C.            Change in Labor. The component of the Fulfillment Cost for labor will be fixed until [**]. [**].

D.            Fulfillment Yield Loss. The yield loss factors for each item of Manufacturer Materials used to perform the Fulfillment Services (“Fulfillment Yield Loss”) will be in the initial schedule provided by FreshRealm and are established to cover administrative, waste and yield losses incurred by FreshRealm throughout performance of the Fulfillment Services with regard to the Manufacturer Materials. The Parties shall review the Fulfillment Yield Loss no more than [**] and mutually agree in good faith to any adjustment to the Fulfillment Yield Loss. Waste and yield losses in excess of the applicable Fulfillment Yield Loss for each item are FreshRealm’s responsibility and shall be at FreshRealm’s cost and expense.

(ix)            Recipe Development. FreshRealm will invoice Blue Apron for an amount equal to the costs of any Manufacturer Materials used in any recipe development as well and shipping costs to ship samples to Blue Apron from time to time (“Recipe Development Cost”).

(x)            No Duplication. Notwithstanding anything to the contrary in the foregoing in this Section 7(a) or in Section 7(d), FreshRealm shall not be entitled to invoice Blue Apron for any cost item more than once (i.e., if the same labor is used for Recipe Ingredient preparation and fulfillment, the Price shall only include such labor one time).

(b)            Changes in Law. FreshRealm may amend the Recipe Ingredient Cost or the Fulfillment Cost if there are statutory changes that impact wages of FreshRealm’s employees (e.g., minimum wage increase), or in the event that FreshRealm is required to incur material capital expenditure costs or that otherwise materially impact the cost of FreshRealm’s performance of the Agreement in each case in order to comply with a law that was not in place as of the Effective Date (e.g., material upgrades required for the Facilities to meet new statutory or regulatory guidelines), FreshRealm may amend the Prices by providing at least [**] prior written notice to Blue Apron along with reasonable evidence of the need for the price change, provided that in no event shall Blue Apron be responsible for paying for more than an amount equal to the costs of complying with the applicable change in law multiplied by the percentage of Products manufactured for Blue Apron as a percentage of all products manufactured at such FreshRealm facility.

(c)            Transitioning Employees. Notwithstanding anything else in this Agreement to the contrary, the various labor inputs comprising the Price can be adjusted in [**] to reasonably account for the transition of Blue Apron employees to FreshRealm’s benefits package.

Page 16—Production and Fulfillment Agreement

(d)            EOL Surcharge. End of Life Materials. Blue Apron understands and acknowledges that FreshRealm will (i) purchase Manufacturer Materials in reliance on FreshRealm’s performance under this Agreement including the production of Minimum Quarterly Purchase Commitment and to meet Blue Apron’s forecasts including the [**] Forecast, the [**] Forecast, and the [**] Forecast with a reasonable additional buffer for Recipe Ingredients to account for any last-minute customer changes, (ii) produce NPI Products to the amounts requested in the NPI Purchase Order that may not have an associated Fulfillment Order, and (iii) produce and prepare Recipe Ingredients requested in the Recipe Unit Purchase Orders that may not have an associated Fulfillment Order (together, “End of Life Products”). Accordingly, Blue Apron will pay FreshRealm an EOL Quarterly Surcharge for each Product produced and sold to Blue Apron under this Agreement to reimburse FreshRealm for the cost of the End of Life Products. The “EOL Quarterly Surcharge” is the actual total amount expended by FreshRealm on a quarterly basis for (A) Manufacturer Materials purchased by FreshRealm in reliance on Blue Apron’s forecasts submitted under this Agreement if such Manufacturer Materials are not actually used by FreshRealm in Products before the end of the shelf-life or usable period of such Manufacturer Materials, provided that FreshRealm has purchased the applicable Manufacturer Materials within the supplier’s required lead times and that FreshRealm cannot reasonably otherwise use such Manufacturer Materials for its own products or those of its other customers, (B) the Recipe Ingredient Cost for Recipe Ingredients for which Recipe Unit Purchase Orders were placed but did not have an associated Fulfillment Order before the end of such Recipe Ingredient’s shelf-life or usable period, and (C) the NPI Product Price for NPI Products for which NPI Purchase Orders were place but did not have an associated Fulfillment Order before the end of such NPI Product’s shelf-life or usable period. FreshRealm will use commercially reasonable efforts to minimize waste and reduce the EOL Quarterly Surcharge by selling End of Life Products to a third party, donating End of Life Products to a charity or similar entity such as a foodbank, church or school, or otherwise repurposing End of Life Products to minimize food waste, shall provide the benefit of such efforts to Blue Apron, provided that any labor or other costs (e.g., destruction costs) for such efforts will be incorporated into the EOL Quarterly Surcharge. Each calendar quarter, FreshRealm will use the EOL Quarterly Surcharge from the prior calendar quarter and divide such EOL Quarterly Surcharge by the estimated Consumer Orders for the next calendar quarter to determine a per-unit end of life charge to be added to the price of each invoice (the “EOL Unit Charge”). At the end of the calendar quarter, the actual EOL Quarterly Surcharge for that calendar quarter will be determined and a true up will be performed against the sum of EOL Unit Charges collected that calendar quarter with Margin also calculated, with a positive difference being paid to Blue Apron and a negative difference being paid by Blue Apron to FreshRealm in line with the spreadsheet on Schedule 7(d). With each such notice of the EOL Unit Charge for the following calendar quarter, FreshRealm will provide to Blue Apron reasonable documentation to demonstrate its good faith efforts to salvage any Manufacturer Materials for re-use or re-sale as described above. FreshRealm will provide reports to Blue Apron, at a frequency specified by Blue Apron from time to time but no more than monthly (except as otherwise agreed by the Parties), showing Manufacturer Materials on hand that are nearing the end of their shelf-life or usable life, with nearing the end as determined by FreshRealm from time to time after reasonable discussions with Blue Apron, to enable Blue Apron to maximize Product offerings that will use such Manufacturer Materials in order to minimize the EOL Quarterly Surcharge. Notwithstanding the foregoing in this Section 7(d), (y) no EOL Quarterly Surcharge shall be payable to the extent that FreshRealm overbought inventory outside of the range of the forecasts Blue Apron provided to FreshRealm pursuant to Section 4(b)(i)-(iv) above, subject to the mutually approved additional buffer for Knick-Knack bags to account for any last-minute customer changes and (z) in the event that FreshRealm charges Blue Apron for providing a Purchase Order that is for less than the applicable PO Minimum, the amount of such charge(s) shall be deducted from the EOL Quarterly Surcharge for such period.

(e)            Rebate. Blue Apron shall earn a volume-based rebate for each unit of the Products sold as set forth on Schedule 7(e) (“PFA Volume Rebate”). FreshRealm will pay the PFA Volume Rebate to Blue Apron within [**] following the end of each calendar quarter only when the Products on which the PFA Volume Rebate was earned are paid for by Blue Apron.

(f)            Change to Specifications. The Parties acknowledge and agree that the Product Specifications and Fulfillment Specifications are subject to change by mutual agreement of FreshRealm and Blue Apron. If either Party desires to change the Product Specifications or Fulfillment Specifications (“Specification Change”), it will communicate the same to the other Party (“Specification Change Request”). Shortly after receipt or delivery of the Specification Change Request, FreshRealm will communicate the impact to the Product price (“Price Impact”). After FreshRealm has communicated any Price Impact, Blue Apron may approve such Price Impact or the Parties may negotiate in good faith in respect thereof, prior to the Specification Change Request being put into place. Upon mutual agreement, which neither Party will unreasonably withhold, condition or delay, FreshRealm will implement the Specification Change in a commercially reasonable matter and timeline and will prepare any samples necessary for Blue Apron to approve Product made with such Specification Change. FreshRealm will not implement any Specification Change until Blue Apron has approved Products made with the Specification Change and the Parties have agreed on any Price Impact.

Page 17—Production and Fulfillment Agreement

(g)            Records and Audits.

(i)            Maintenance and Retention of Records. FreshRealm shall keep, and shall require its Affiliates to keep, full, true and accurate books and records containing all information that may be reasonably necessary for the purpose of calculating the Price payable under this Agreement (such books and records, the “Records”). Without limiting the foregoing, FreshRealm shall maintain such Records in a secure area, reasonably protected from fire, theft, or destruction. All Records shall be maintained in accordance with generally accepted accounting principles. FreshRealm shall maintain Records for [**] after the end of the calendar year in which such Records are generated, or, if longer, until the date that is required by applicable law. FreshRealm will, within a reasonable period of time, provide to Blue Apron such Records as Blue Apron may reasonably request from time to time.

(ii)            Audits. No more than [**], during regular business hours and upon at least [**] prior notice, Blue Apron’s third-party auditors may inspect or audit any Records at any time during the Term and continuing until the date that is [**] after the end of the Term or any applicable Transition Termination Date, upon reasonable notice. FreshRealm shall make such Records readily available for such audit, and Blue Apron’s third-party auditors may review onsite such Records in connection with any such audit but such Records may not be copied, photographed, transmitted, or removed from FreshRealm’s premises. If any audit reveals that FreshRealm has overcharged Blue Apron, FreshRealm shall promptly reimburse Blue Apron for such overcharge together with interest calculated in accordance with Section 8(a) mutatis mutandis. If any audit reveals that FreshRealm has undercharged Blue Apron, Blue Apron shall promptly reimburse FreshRealm for such overcharge together with interest calculated in accordance with Section 8(a) mutatis mutandis, and in the event that any such overcharge equals an amount equal to or greater than [**]% of the amount that should have been charged under the terms of this Agreement, then FreshRealm shall promptly reimburse Blue Apron for all reasonable costs and expenses incurred in the conduct of the audit. Blue Apron will provide a copy of all audit results to FreshRealm.

(iii)            Audit Results. If the audit results in a determination that the Price has been calculated incorrectly, FreshRealm will as soon as reasonably practicable, (A) perform a root-cause analysis to identify the cause of such miscalculation and cooperate to determine a procedure for correcting the same on a going forward basis, (B) provide Blue Apron with reasonable assurances regarding the same.

8.            Payment; Right of Setoff.

(a)            Payment. FreshRealm will invoice Blue Apron for the Price when the associated Recipe Unit Product and/or NPI Product leave the FreshRealm facility in a Package. Blue Apron will pay FreshRealm on Net [**] terms from the date of Blue Apron’s receipt of the invoice for the first [**] Contract Years of this Agreement and, thereafter, on Net [**] terms from the date of Blue Apron’s receipt of the invoice. Blue Apron will notify FreshRealm of any good faith dispute of any invoice within [**] Days of receipt of such invoice (along with substantiating documentation and a reasonably detailed description of the dispute) and the Parties will cooperate in good faith to resolve any such dispute in advance of the due date of the invoice, provided, that, if the dispute has not been resolved by the invoice due date, Blue Apron must pay only that portion of the invoice not subject to the dispute until the dispute is resolved. Upon resolution of the dispute, Blue Apron will immediately pay any amounts owing. Blue Apron may withhold, offset, recoup or debit any amounts it owes to FreshRealm, under this Agreement, against any other amount owed to Blue Apron by FreshRealm except for PFA Volume Rebates. FreshRealm may withhold, offset, recoup or debit any amounts owed to Blue Apron by any amount that Blue Apron owes to FreshRealm under this Agreement or the Definitive Agreements. All past due sums will bear interest at the rate of the lesser of [**]% or the highest rate permissible under applicable law per month until paid in full. In addition, Blue Apron will reimburse FreshRealm for all expenses, costs, and reasonable attorneys’ fees incurred or expended by FreshRealm in collecting any past due sums, whether or not suit is commenced. In addition to all other remedies available under this Agreement or at law, if Blue Apron fails to pay any amounts when due under this Agreement, FreshRealm may (i) suspend the delivery of any Products, (ii) reject Blue Apron’s Purchase Orders, or (ii) cancel accepted Purchase Orders.

Page 18—Production and Fulfillment Agreement

(b)            Right of Setoff. Blue Apron shall have the right to offset or setoff any amounts owed (or which will become due and owing) to FreshRealm under this Agreement against any amounts owed by FreshRealm and/or its Affiliates, under the TSA.

9.            Taxes. Blue Apron will pay or be responsible for all sales, use, excise or similar transaction level taxes imposed on the provision or shipment of the Products, including gross receipts taxes imposed (i) in lieu of such taxes and (ii) on FreshRealm as a remote wholesaler solely on account of drop-ship deliveries to Consumers as provided in Section 10; provided, that Blue Apron must provide applicable certificates of exemption or resale or equivalent documentation of exemption for every pertinent jurisdiction of destination. Except as provided in the preceding sentence, each Party will be responsible for any taxes based on such Party’s owned or leased property; such Party’s net income, net worth or capital stock; such Party’s employment or payroll, franchise, license, or doing business taxes imposed on such Party based on its jurisdiction of organization or the locations where it conducts business activities; and such Party’s ad valorem taxes.

10.            Drop Ship; Title; Risk of Loss. FreshRealm will deliver all Products on a drop ship basis with delivery of Products direct to Consumers at the address provided by Blue Apron in Fulfillment Orders such that, as part of the Fulfillment Services, FreshRealm will coordinate delivery of all Products to Consumers as a drop ship transaction. Title and, subject to Section 6(e), risk of loss to the Products will transfer to Blue Apron at the moment the Package leaves the FreshRealm facility. FreshRealm shall be responsible for any loss of, damage to or injury to any inventory of Manufacturer Materials, Products or Packages while such items are at the applicable FreshRealm facility.

11.            Warranties.

(a)            Both Parties. Each of Blue Apron and FreshRealm represent and warrant as of the Effective Date that (i) the person entering into the Agreement on behalf of such Party has the full power and authority to do so, and all corporate or other actions have been taken, and all approvals obtained, that are necessary or advisable to make the Agreement binding and enforceable as against such Party; (ii) the Agreement, and any other applicable documents or agreements contemplated hereby, have been duly executed and delivered by such Party and constitute such Party’s legal, valid and binding obligation, enforceable against it in accordance with its terms; (iii) such Party’s performance of its obligations under the Agreement is not in conflict with, and will not cause a breach or event of default under, any agreement or instrument to which it is a party or by which it is bound; and (iv) such Party will perform its obligations under the Agreement in compliance with all applicable laws, rules and regulations.

(b)            FreshRealm. FreshRealm represents, warrants and covenants to Blue Apron that (i) the Products, when packaged and when delivered, will be (A) produced in accordance with the Product Specifications and good manufacturing practices; (B) free and clear of all liens, security interests or other encumbrances; (C) produced in compliance with all applicable laws and regulations of the United States or any state or local government or any subdivision or agency thereof including, but not limited to, the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, as amended (the “Act”); (D) be safe, merchantable and fit for their intended purpose including for human consumption, (E) be free from defects, (F) meet the Product Specifications, (G) not be adulterated or misbranded within the meaning of the Act and (H) have been produced with Manufacturer Materials that FreshRealm has procured from vendors it has vetted in compliance with the Act and the Operational Polices; (ii) FreshRealm’s facilities will be in material compliance with the Act during the Term; (iii) FreshRealm will perform the Fulfillment Services in a prompt, professional and workmanlike manner with reasonable care and skill and in accordance with industry standards and all applicable laws; (iii) that the FreshRealm IP (as defined below) does not infringe the intellectual property rights of a third party; and (iv) FreshRealm shall maintain GFSI certifications (e.g. SQF or BRC) for all facilities where Blue Apron Products are manufactured or processed.

Page 19—Production and Fulfillment Agreement

(c)            Blue Apron. Blue Apron represents, warrants and covenants to FreshRealm that the Product Specifications and Fulfillment Specifications will be in compliance with all applicable federal, state and local laws and regulations including the Act. Blue Apron further represents, warrants and covenants that (i) the Blue Apron IP (as defined below) does not infringe the intellectual property rights of a third party, and (ii) Blue Apron is capable of performing its obligations under this Agreement and will immediately notify FreshRealm of any instance where this provision is no longer true. Blue Apron shall be solely responsible for ensuring, and represents, warrants and covenants that any labels or packaging for the Products including, but not limited to, any claims on the labels, heating instructions, and preparation and other cooking instructions (“Label Content”), Product Recipes, Package Inserts, and Product Labels, comply with the labeling requirements of the Act and other applicable federal and state laws and regulations and will result in finished prepared food items that are safe for human consumption.

(d)            Blue Apron represents, warrants and covenants, solely until [**], that, if FreshRealm prepares Packages in strict compliance with the Fulfillment Specifications in effect as of the Effective Date, and assuming the Package is delivered by the Carrier within the time period specified in the Fulfillment Specifications, the Products will be maintained at the appropriate temperature to maintain food quality, appearance and safety in compliance with all applicable laws on delivery to the Consumer.

(e)            THE WARRANTIES SET FORTH IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES AND COMPRISE EACH PARTY’S SOLE AND ENTIRE WARRANTY OBLIGATION TO THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED ARE EXPRESSLY EXCLUDED.

12.            Quality.

(a)            Certifications. During the Term, FreshRealm will have and maintain in good standing the certifications that are specified in the Product Specifications (the “Required Certifications”).

(b)            Agency Inquiry and Inspection. FreshRealm shall promptly notify Blue Apron of, and provide Blue Apron with all documents relating to, any non-routine inquiry, investigation, inspection or any other action by any governmental body or agency regarding quality, safety, labeling, marketing or distribution of the Products at the Facility (“Non-Routine Action”). As applicable, FreshRealm shall promptly send any reports relating to such Non-Routine Actions to Blue Apron. In the event that any governmental authority requests seizure of, but does not seize, any Product in connection with any such action, FreshRealm shall: (i) promptly notify Blue Apron of such request, (ii) if permitted by applicable law, shall satisfy such request only after receiving Blue Apron’s approval, and (iii) follow any reasonable procedures instructed by Blue Apron in responding to such request. Any recall of a Product shall be conducted in accordance with Section 16. FreshRealm shall give and permit all legally required access to any of its premises (including Facilities) at any time to any authorized representative of any governmental authority or any of its agents or advisers and shall reasonably co-operate with any such representatives. Blue Apron will have the right to have a representative present during any inspection by a governmental authority of any Facility that relates to the services provided under this Agreement. FreshRealm shall lead any communications with governmental authority relating to the Product but will consult with Blue Apron and allow Blue Apron to review and comment on any such communications.

(c)            Books and Records. FreshRealm will retain all quality records related to the Products that are required to be kept by applicable laws and regulations and the Quality Standards. All such quality records maintained or retained pursuant to this Section shall be retained by FreshRealm for a period of at least [**] after the end of the shelf life of the subject Product, or longer if so required by federal, state, or local laws or regulations or the applicable Quality Standards.

(d)            Audits. No more than [**] during the Term, FreshRealm will permit Blue Apron or its authorized representative to inspect each Facility and any records related to FreshRealm’s compliance with applicable laws, regulations or the Quality Standards, upon reasonable prior notice, during normal business hours. With respect to any such Facility audit, Blue Apron may only conduct such audit when Products are being produced, and may also inspect (i) the Products and the Manufacturer Materials in storage, (ii) those portions of the Facility where Products are manufactured and packaged or Fulfillment Services are performed, and (iii) the applicable records. Any audit conducted under this Section will be subject to FreshRealm’s reasonable requirements related to security and confidentiality and will be conducted in such a manner as to minimize any disruption to FreshRealm’s business. For the avoidance of doubt, nothing in this paragraph shall limit Blue Apron’s rights to access the Facilities in accordance with Section 5(b) hereof.

Page 20—Production and Fulfillment Agreement

(e)            Permits. Promptly after the Effective Date, FreshRealm will seek to apply for or obtain all permits, licenses, and approvals necessary to provide the Products as required by this Agreement. FreshRealm agrees to use commercially reasonable efforts to complete this process within [**] after the Effective Date and shall notify Blue Apron once all such permits, licenses, and approvals have been obtained.

13.            Intellectual Property.

(a)            Blue Apron. The Parties agree that the Product Recipes and formulas for the Recipe Unit Products and any proprietary spice blends or other condiments that Blue Apron provided to FreshRealm prior to or after the Effective Date and that Blue Apron develops during the Term (“Blue Apron Formulations”) are owned by Blue Apron, and except for Product Recipes and other elements of the Blue Apron Formulations that are known to the public (e.g. Product Recipes), are highly confidential and especially valuable proprietary rights and trade secrets of Blue Apron and the confidentiality obligations of FreshRealm related to the Blue Apron Formulations shall continue perpetually (for so long as they remain trade secrets under applicable law). Blue Apron hereby grants to FreshRealm a revocable, royalty-free, non-exclusive, non-transferable, non-sublicensable limited license during the Term to use the Blue Apron Trademarks, Label Content, Digital Files and any works of authorship and copyrights rights therein that appear on the Product, packaging and Printed Labels as well as the Blue Apron Formulations (together, the “Blue Apron IP”) for the sole purpose of allowing FreshRealm to perform its obligations under this Agreement in accordance with this Agreement. Any improvement, enhancement or modification to any Blue Apron Formulation or Confidential Information of Blue Apron whether made by Blue Apron or FreshRealm except related to FreshRealm’s manufacturing processes and methodologies (collectively, “Blue Apron Improvement”) shall be owned by Blue Apron. To the extent that FreshRealm has any right, title or interest in any Blue Apron Formulation, Blue Apron IP or Blue Apron Improvement, FreshRealm hereby assigns to Blue Apron all such right, title and interest.

(b)            FreshRealm. The Parties agree that any of FreshRealm’s recipes and formulas for NPI Products as of the Effective Date as well as any Product Recipes and formulas that are developed by FreshRealm for Blue Apron or that are developed jointly by Blue Apron and FreshRealm during the Term other than any Blue Apron Improvement (“FreshRealm Formulations”) are owned by FreshRealm, and except for Product Recipes and other elements of the FreshRealm Formulations that are known to the public (e.g. Product Recipes), are highly confidential and especially valuable proprietary rights and trade secrets of FreshRealm and the confidentiality obligations of Blue Apron related to the FreshRealm Formulations shall continue perpetually (for so long as they remain trade secrets under applicable law). Any improvement, enhancement or modification to any FreshRealm Formulation or Confidential Information of FreshRealm whether made by Blue Apron or FreshRealm (collectively, “FreshRealm Improvement”) shall be owned by FreshRealm. FreshRealm also owns all of FreshRealm’s data, equipment, designs, tools, methodologies, programs, systems, know-how, leading practices, and specifications in place prior to the Effective Date or that are developed by FreshRealm independently from Blue Apron’s engagement of FreshRealm after the Effective Date (together with the FreshRealm Formulations, the “FreshRealm IP”). To the extent that Blue Apron has any right, title or interest in any FreshRealm Formulation, FreshRealm IP or FreshRealm Improvement, Blue Apron hereby assigns to FreshRealm all such right, title and interest.

Page 21—Production and Fulfillment Agreement

(c)            Expertise; Similar Products. FreshRealm’s expertise is built upon years of experience working to develop its own products and products of its many customers. Given the nature of FreshRealm’s business, its cumulative know-how based on its experiences goes into all of its development projects, and cannot be unlearned or differentiated on a project-by-project basis. Blue Apron acknowledges and agrees that FreshRealm is entering into this Agreement in part because of FreshRealm’s expertise in the field of developing commercially viable recipes, formulae and other work product, and that FreshRealm’s experience and learning resulting from its execution of its obligations under this Agreement will become part of FreshRealm’s know-how that will be incorporated into its future development on behalf of itself and its customers. Given the nature of FreshRealm’s business to make products similar to the Products for itself and its other customers, Blue Apron acknowledges and agrees that there will be other products manufactured by FreshRealm that are similar to the Products. Notwithstanding the foregoing in this Section 13(c), FreshRealm agrees and acknowledges that it will not use any Blue Apron Improvements or Blue Apron IP, including Blue Apron Formulations, in the production of any product similar to any Product.

(d)            Transfers. Blue Apron will not, and will prohibit its Affiliates, successors and assigns from, without the prior written consent of FreshRealm, assigning, transferring or licensing any of the Blue Apron IP to any third party if any such assignment, transfer or license has the effect of permitting such party or a third party with a right to manufacture, pack, purchase, sell, fulfill or ship Exclusive Products in a manner not permitted by this Agreement or has the purpose or result of circumventing the Exclusive (each, a “Permitted Successor”). Blue Apron will require any assignee, Permitted Successor to be bound by the terms and conditions of this Agreement.

(e)            Copyright Assets.

(i)            Blue Apron. Blue Apron owns all right, title, and interest in and to the Blue Apron Copyright Assets. “Blue Apron Copyright Assets” means all works of authorship created by Blue Apron or its employees, agents or contractors (other than FreshRealm) related to the Products, including but not limited to designs, copy concepts, layouts, photography, illustration, and written copy, whether or not registered.

(ii)            FreshRealm. FreshRealm owns all right, title, and interest in and to the FreshRealm Copyright Assets, provided that, FreshRealm grants Blue Apron a limited, non-exclusive, royalty free, non-delegable, non-transferable (except to a Blue Apron Affiliate, successor or assign) right and license to use and reproduce the FreshRealm Copyright Assets. When using the FreshRealm Copyright Assets, Blue Apron shall comply with all of FreshRealm’s reasonable requests regarding the appearance of the FreshRealm Copyright Assets. “FreshRealm Copyright Assets” means all works of authorship created by FreshRealm or its employees, agents or contractors related to the Products (other than Blue Apron Copyright Assets), including but not limited to designs, copy concepts, layouts, photography, illustration, and written copy, whether or not registered.

(f)            Data.

(i)            Consumer Fulfillment Data. Blue Apron retains all right, title and interest in and to the Consumer Fulfillment Data. Blue Apron grants FreshRealm, solely for the purpose of enabling FreshRealm to perform the Fulfillment Services, a non-exclusive, royalty-free non-transferable non-sublicensable limited license to use, copy, access, process, reproduce, perform, display, modify, distribute and transmit the Consumer Fulfillment Data solely as necessary to fulfill its obligations hereunder with respect to the Products, and to allow subcontractors to do so in accordance with Section 13(f)(iv)C(7). Blue Apron represents and warrants to FreshRealm that Blue Apron owns all rights, title and interest in and to the Consumer Fulfillment Data, or that Blue Apron has otherwise secured all necessary rights in the Consumer Fulfillment Data as may be necessary to permit the access, use and distribution thereof as contemplated by this Agreement. Blue Apron represents and warrants to FreshRealm that it has the appropriate consent from its Consumers in compliance with applicable privacy laws, rules, and regulations with respect to such Consumer’s purchase of the Products (including obtaining consent from each Consumer to receive communications from FreshRealm related to the delivery of the Packages), as well as collecting and maintaining accurate Consumer contact information and account preferences.

Page 22—Production and Fulfillment Agreement

(ii)            Consumer Preference Data. Blue Apron will electronically share Consumer Preference Data with FreshRealm on a [**] basis during the Term in a file format mutually acceptable to both Parties. Blue Apron retains all right, title and interest in and to the Consumer Preference Data.

(iii)            Aggregated Anonymous Data. Notwithstanding anything to the contrary, Blue Apron acknowledges and agrees that FreshRealm may create and use Aggregated Anonymous Data, including Consumer Preference Data, for FreshRealm’s internal business purposes solely for purposes of improving, testing, operating, promoting and marketing FreshRealm’s products and services. FreshRealm may not disclose any Aggregated Anonymous Data without obtaining the prior consent of Blue Apron.

(iv)            Data Processing. With respect to the processing of Consumer Personal Information in connection with this Agreement:

A.            The Parties shall comply with their respective obligations under Applicable Privacy Laws and their privacy notices. The Parties shall process Consumer Personal Information for the duration of the Agreement or otherwise as permitted by Applicable Privacy Laws or required by law.

B.            The Parties shall ensure that their respective employees, independent contractors, and agents are subject to an obligation to keep Consumer Personal Information confidential and to have received training on data privacy and security that is commensurate to their responsibilities and the nature of the Consumer Personal Information they process.

C.            Blue Apron is a “controller” and “business,” and FreshRealm is a “processor,” “service provider” and “contractor” with respect to Consumer Personal Information, as those terms or substantial equivalents of those terms are defined in Applicable Privacy Laws. Accordingly, FreshRealm agrees that it:

(1)            Shall process Consumer Personal Information solely to provide the Fulfillment Services and to carry out its obligations under the Agreement and Blue Apron’s instructions, which are set forth in this Agreement; shall not process Consumer Personal Information for any other purpose, except as permitted by this Agreement and Applicable Privacy Laws;

(2)            Shall notify Blue Apron if it determines that it cannot follow Blue Apron’s instructions or fulfill its obligations under Applicable Privacy Laws or this Agreement;

(3)            Is prohibited from (i) “selling” or “sharing” Consumer Personal Information as defined under Applicable Privacy Laws, (ii) retaining, using, or disclosing Consumer Personal Information for any purpose, including any commercial purpose, other than for the specific business purposes of performing services on behalf of Blue Apron, such as maintaining or servicing accounts, providing customer service, processing or fulfilling orders and transactions, verifying customer information, processing payments, providing analytic services, or providing similar services on behalf of the business. (iii) retaining, using, or disclosing the Consumer Personal Information outside of the direct business relationship between the parties as defined in this Agreement, and (iv) combining Consumer Personal Information that FreshRealm receives from, or on behalf of, Blue Apron with Consumer Personal Information that it receives from, or on behalf of, another person or persons, or collects from its own interaction with the Consumer, provided that FreshRealm may combine Consumer Personal Information to perform any business purposes permitted by Applicable Privacy Laws;

(4)            Shall allow Blue Apron, upon reasonable notice, to take reasonable and appropriate steps to ensure that FreshRealm uses Consumer Personal Information in a manner consistent with Blue Apron’s obligations under Applicable Privacy Laws and to stop and remediate any unauthorized use of Consumer Personal Information;

Page 23—Production and Fulfillment Agreement

(5)            Shall provide Blue Apron, upon reasonable request, with information in FreshRealm’s possession and other reasonable assistance necessary to demonstrate FreshRealm’s compliance with this Paragraph 13 and Applicable Privacy Laws,

(6)            Shall provide at least the same level of privacy protection for the Consumer Personal Information as required by a “business” under the CCPA;

(7)            Shall enter into a written contract with any subprocessors or subcontractors that process Consumer Personal Information requiring those subprocessors or subcontractors to adhere to obligations consistent with those set forth in this Section 13; prior to granting any access to Consumer Personal Information to any subcontractor or subprocessor, FreshRealm shall identify such subcontractor or subprocessor to Blue Apron and shall provide Blue Apron with [**] to object to FreshRealm’s use of such subprocessor or subcontractor and shall not use any such subprocessor or subcontractor that Blue Apron reasonably objects to;

(8)            Shall promptly inform Blue Apron if it receives a request from a Consumer to exercise their rights with respect to Consumer Personal Information under Applicable Privacy Laws, and shall provide Blue Apron with reasonable assistance to enable Blue Apron to respond to such a request; Blue Apron shall be responsible for responding to such requests; FreshRealm shall not respond to such requests except, at FreshRealm’s discretion, to acknowledge receipt of the request;

(9)            Shall implement reasonable and appropriate administrative, technical and physical safeguards to provide an appropriate level of security for Consumer Personal Information; and

(10)            Shall delete or return to Blue Apron Consumer Personal Information with a reasonable time upon termination of the Agreement.

D.            The Parties shall work in good faith to negotiate and agree to a Data Processing Addendum or additional terms related to the processing of Consumer Personal Information as may be necessary to comply with Applicable Privacy Laws. If the Parties are unable to reach agreement on a Data Processing Addendum or other such terms within [**], each party reserves the right to terminate the Agreement upon written notice.

14.            Confidentiality.

(a)            Each of FreshRealm and Blue Apron (a “Receiving Party”) shall hold in confidence, protect and not make any commercial or other use of any or all Confidential Information conveyed, acquired or learned from the other Party (the “Disclosing Party”) at any time, except that the Receiving Party may use such Confidential Information in the performance of its obligations or the exercise of its rights under this Agreement. The Receiving Party shall not disclose such Confidential Information of the Disclosing Party to third persons without the prior written consent of the Disclosing Party, provided however, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required by applicable federal state or local law or regulation, including pursuant the rules and regulations of the Securities and Exchange Commission or any exchange on which the Receiving Party’s securities are then listed. The Receiving Party will give the Disclosing Party reasonable advance notice of any such required disclosure and will cooperate reasonably with the Disclosing Party to limit the scope of such disclosure to the minimum required by the law or regulation. The Receiving Party shall limit access to the Confidential Information to those of its employees and agents with the need to know the same and shall advise such employees and agents of, and hold them to, the Receiving Party’s obligations under the terms of this Section 14 and shall promptly notify the Disclosing Party in writing of any unauthorized disclosure and/or use of Disclosing Party’s Confidential Information. Such aforementioned notice will include a detailed description of the circumstances of the unauthorized disclosure or use of the Disclosing Party’s Confidential Information and the parties involved.

Page 24—Production and Fulfillment Agreement

(b)            “Confidential Information” means all information of the Disclosing Party that is disclosed orally or in writing by the Disclosing Party to the Receiving Party that, at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, would be understood by the Parties, exercising reasonable business judgment, to be confidential, or is not generally known to the public, whether of a business, technical, or other nature, and including, without limitation, designs, recipes, formulas, cooking techniques, procedures, trade secrets, plans, drawings, know-how, new products, prices, and marketing and business plans. Confidential Information does not include information that (i) is or becomes generally available to and known by the public other than as a result of a breach of this Agreement by the Receiving Party or its employees or agents, (ii) is or becomes available to the Receiving Party or its employees or agents on a non-confidential basis from a source other than the Disclosing Party, provided that such source was not bound by a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the Disclosing Party or any other party with respect to such information, or (iii) is independently developed by the Receiving Party or its employees or agents, provided the Receiving Party can show such development was accomplished without reference to or use of the Confidential Information of the Disclosing Party or otherwise violating the Receiving Party’s obligations under this Agreement. Any breach by the Receiving Party or any of its Affiliates under this Section shall be deemed to have caused irreparable injury to the Disclosing Party that is not compensable by an adequate remedy at law. In such event, the Disclosing Party shall be entitled, in addition to any other remedy available at law or equity, to injunctive relief in respect to such breach, without the requirement of a bond, plus an award of all costs and actual attorneys’ fees, incurred in enforcing the same.

(c)            FreshRealm acknowledges that in its capacity as the Receiving Party, it may, from time to time, receive Confidential Information that constitutes material non-public information (“BA MNPI”) of Blue Apron. FreshRealm agrees and acknowledges that FreshRealm, its Affiliates and any of its employees, officers, directors, agents or other representatives having access to any such BA MNPI pursuant to the penultimate sentence of Section 14(a) may not trade in the securities of Blue Apron (“BA Securities”) while in possession of BA MNPI.

(d)            The provisions of this Section 14 shall survive termination or expiration of this Agreement.

15.            Term; Termination.

(a)            Term. Unless terminated earlier as permitted by this Agreement, this Agreement will begin on the Effective Date and continue for a term of 10 years (the “Initial Term”); provided, however, that this Agreement will automatically renew for additional 2-year periods (each, a “Renewal Term”) unless either Party provides written notice of termination to the other Party at least 18 months prior to the end of the Initial Term or then-existing Renewal Term (if any). The Initial Term and each Renewal Term, if any, are together known as the “Term”.

(b)            Termination. This Agreement may be terminated prior to the expiration of the Term as follows:

(i)            Immediately by FreshRealm by providing written notice to Blue Apron if Blue Apron has not made any undisputed payment within [**] after written notice from FreshRealm that such payment is past due; or

(ii)            Immediately by a Party by providing written notice to the other Party if there is a material breach by the other Party of this Agreement and the breaching Party fails to cure the breach within [**] after written notice of the breach from the non-breaching Party; or

Page 25—Production and Fulfillment Agreement

(iii)            Immediately by a Party by providing written notice to the other Party in the event that the other Party: (A) fails to obtain dismissal of an involuntary bankruptcy, insolvency or reorganization petition or petition for an arrangement or composition with creditors within [**] after the date of such filing, or files such a petition on a voluntary basis; (B) fails to vacate the appointment of a receiver or trustee for any interest in such Party’s business within [**] after such appointment; (C) makes a general assignment of assets for the benefit of creditors; (D) becomes insolvent or admits in writing its inability to pay debts as they become due; or (E) abandons, liquidates, dissolves, or winds up its business; or

(iv)            Immediately by a Party by providing [**] prior written notice to the other Party if such other Party has breached any of the other Definitive Agreements and has not cured the breach within the time period allowed for in such Definitive Agreement, provided such breach would have a material adverse effect on such non-breaching Party’s ability to perform its obligations under this Agreement and provided further that any notice of breach in the Definitive Agreement must provide (A) a statement that the non-breaching Party views the breach of the Definitive Agreement as having a material adverse effect on the non-breaching Party’s ability to perform its obligations under this Agreement, and (B) reasonable supporting evidence for the same; or

(v)            By Blue Apron by providing written notice to FreshRealm in accordance with Schedule 5(d); or

(vi)            Immediately by FreshRealm by providing written notice to Blue Apron if there is a Change of Control of Blue Apron or BA Holding without FreshRealm providing written approval within [**] following such Change of Control.

(c)            Events on Termination. Following any termination or expiration of this Agreement (or following the Transition Termination Date, if applicable):

(i)            At the option of the terminating or non-renewing Party, Blue Apron shall take delivery of all finished Products manufactured by FreshRealm pursuant to Purchase Orders, and shall pay for such Products in accordance with this Agreement. Upon the delivery of such Products, if any, the license that Blue Apron granted to FreshRealm under Section 13(a) above and the license FreshRealm granted to Blue Apron under Section 13(b) above shall immediately terminate. From and after such date, each Party shall cease the use of all intellectual property owned by the other.

(ii)            At the option of the terminating Party, FreshRealm will complete manufacture and delivery of all Products that are subject to a Purchase Order and such Purchase Order will continue to be subject to the terms and conditions of this Agreement. Upon completion of such manufacture and delivery, FreshRealm shall cease all production of the Products.

(iii)            Blue Apron will immediately pay FreshRealm all amounts owed to FreshRealm up to and including the date of termination or expiration.

(iv)            Blue Apron will deliver to FreshRealm any FreshRealm IP in Blue Apron’s possession .

(v)            FreshRealm will deliver to Blue Apron any Blue Apron IP in FreshRealm’s possession .

(vi)            If this Agreement is terminated by FreshRealm pursuant to Section 15(b)(i), 15(b)(ii), 15(b)(iv) or 15(b)(vi), Blue Apron will purchase from FreshRealm, at FreshRealm’s cost, any Manufacturer Materials that FreshRealm purchased for use in the Products and will pay FreshRealm the cost of any End of Life Products.

(vii)            All Confidential Information, whether in written, electronic or other form, shall be returned to the Disclosing Party or destroyed, at the option of the Disclosing Party.

Page 26—Production and Fulfillment Agreement

(d)            Post-Termination Transition Services. In the event of any early termination of this Agreement or any expiration of this Agreement (“Original Termination Date”), this Agreement will continue to be in full force and effect for a period of 18 months after such termination or expiration date (“Transition Termination Date”) with the exception of Section 3 with each Party performing all of its respective duties and obligations; except that, except as otherwise mutually agreed by the Parties, (i) [**] after the Original Termination Date, the Parties shall work in good faith to agree on a transition plan, which the Parties shall thereafter use commercially reasonable efforts to implement and (ii) the amounts purchased by Blue Apron and supplied by FreshRealm under this Agreement may not decrease at all during the first [**] after the Original Termination Date (as compared to the same months in the prior calendar year(s)) or by more than [**] percent ([**]%) in either of the [**] consecutive periods in the [**] following the Original Termination Date (as compared to the same months in the prior calendar year(s)). Without limiting the foregoing, in the event this Agreement is terminated by FreshRealm pursuant to Section 15(b)(i) due to a breach of payment obligations by Blue Apron, Blue Apron shall pay any amounts due FreshRealm hereunder in advance on a [**] basis using estimates, with any true up or adjustment occurring within [**] of the end of each [**] or otherwise provide reasonable assurance to FreshRealm, in FreshRealm’s sole discretion, of Blue Apron’s ability to pay therefor.

16.            Recall.

(a)            Process. Each Party will immediately notify the other by email, as provided in Section 21 below and to such other employees on each Party’s recall response team as communicated to the other Party from time to time, should it become aware of any condition that could justify any recall or market withdrawal of any Product. The Parties shall immediately consult with one another to determine whether a recall or market withdrawal is warranted and, if so, within [**] to develop a joint plan reasonably acceptable to each Party for the manner of implementing the recall or market withdrawal, if necessary. In the event that the Parties disagree on any action or course of action to be taken pursuant to this Section, FreshRealm’s decision with respect to such action or course of action shall be determinative; provided, however, that in no event shall anything in this Section preclude Blue Apron from taking such action as may be required of it under any applicable laws or if it determines in its reasonable discretion, upon the advice of counsel, that it has a duty to warn its customers of potential Product issues relating to a recall or market action, provided that Blue Apron will provide the basis for such conclusion to FreshRealm, excluding any information that Blue Apron may reasonably believe would breach any legally protected privilege, prior to so notifying its customers. Each Party will carry out the recall or market withdrawal in accordance with the joint plan and in compliance with applicable laws and regulations and neither Party will make any public statements or communications to consumers with regard to the recall or market withdrawal without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. To the extent Blue Apron determines that a press release or other public statement is required to be made with respect to a recall or market withdrawal or Blue Apron’s legal counsel determines that it has a duty to warn its customers pursuant to this Section (each, a “Communication”), Blue Apron will use good faith efforts to ensure that such Communication is non-disparaging to either Party and factual in nature. Blue Apron will further ensure that any such Communication does not name FreshRealm unless required by the relevant regulatory authority or applicable law. Blue Apron will provide FreshRealm with a copy of such Communication for FreshRealm’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Blue Apron will track and provide to FreshRealm any Consumer information needed in order to carry out the recall or market withdrawal and FreshRealm will provide to Blue Apron such information as it may reasonably require to carry out the recall or market withdrawal.

(b)            Damages. To the extent that the recall or market withdrawal results primarily from (i) a breach of this Agreement by Blue Apron, (ii) the negligence of Blue Apron or its employees, agents or contractors, or (iii) for [**] following the Effective Date, that results from an action or inaction by a supplier of Manufacturer Materials that could not have been prevented by following the Blue Apron Policies, Blue Apron will reimburse FreshRealm for all reasonable direct costs of the recall or market withdrawal. To the extent that the recall or market withdrawal results from a breach of this Agreement by FreshRealm, the negligence of FreshRealm or its employees, agents or contractors, or from the actions of any supplier of a Manufacturer Material (including any negligence related thereto), FreshRealm will reimburse Blue Apron for all reasonable direct costs of the recall or market withdrawal including, but not limited to, those associated with customer notification and communication, recalled Product retrieval, transport, storage and disposal, customer complaints or claims, customer refunds or payments, investigations of any governmental authority, unsold Product, recalled Product replacement, where applicable, any products with which recalled Product has been packaged, consolidated or commingled and reporting the recall to and maintaining all contacts with the applicable governmental authority having jurisdiction over the recall or recalled Products.

Page 27—Production and Fulfillment Agreement

(c)            Additional Rights of Blue Apron. During the [**] period following any recall or market withdrawal of any Product (or such longer period as is mutually agreed by the Parties), Blue Apron shall be permitted to revise the forecasts it provides to FreshRealm pursuant to Section 4(a) and Section 4(b) above in consultation with FreshRealm and without any obligation of Blue Apron to pay any damages as a result thereof.

17.            Indemnity.

(a)            FreshRealm shall defend, indemnify, and hold Blue Apron and its agents, employees, officers, directors, members and shareholders, harmless from and against all Claims (as defined below) made by third parties to the extent that such Claims arise out of or relate to: (i) any negligent or willful acts or omissions of FreshRealm, its employees, agents or subcontractors; (ii) any breach by FreshRealm of any representation, warranty, covenant or obligation under this Agreement; (iii) FreshRealm’s failure to comply with any applicable laws; (iv) any claim that the FreshRealm IP infringes the intellectual property rights of a third party, and (v) after January 1, 2024, FreshRealm’s obligations as a prospective, then-current, or former employer or engager of any employee or contractor of FreshRealm for the time period of employment or engagement with FreshRealm, including any claim arising under occupational health and safety law, workers’ compensation law, ERISA, fair employment practices law, wage payment law, law mandating health insurance be provided to any employee or contractor of FreshRealm or that such health insurance be “affordable”, or other applicable law or an allegation that Blue Apron should be deemed the “employer” or “joint employer” of any employee or contractor of FreshRealm except, as to (i) to (v) to the extent arising out of (a) improper preparation of the Products by Consumer or Consumer’s failure to follow instructions on the Product Recipes, Product Labels, or Label Content, or (b) for [**] following the Effective Date, that results from an action or inaction by a supplier of Manufacturer Materials that could not have been prevented by following the Blue Apron Policies.

(b)            Blue Apron shall defend, indemnify, and hold FreshRealm and its agents, employees, officers, directors, members and shareholders, harmless from and against all claims, losses, fines, assessments, actions, demands, proceedings, damages, costs and liabilities of any kind including reasonable attorneys’ fees and costs (“Claims”) made by third parties to the extent that such Claims arise out of or relate to: (i) any negligent or willful acts or omissions of Blue Apron, its employees, agents or subcontractors; (ii) any breach by Blue Apron of any representation, warranty, covenant or obligation under this Agreement; (iii) Blue Apron’s failure to comply with any applicable laws; (iv) any claim that the Label Content, Package Inserts, Digital Files, Product Recipes or Product Labels or Blue Apron IP infringes the intellectual property rights of a third party; or (v) the shipment, sale or use of the Product outside of the United States, if at the direction of Blue Apron; (vi) improper preparation of the Products by Consumer or a failure by the Consumer to follow instructions on the Product Recipes, Product Labels, or Label Content, provided however, in each instance, that the Product at issue was not adulterated within the meaning of applicable laws including the Act at the time it left the applicable FreshRealm facility, or (v) after expiration or termination of the TSA, any finding that Blue Apron is a joint employer with FreshRealm.

18.            Insurance.

(a)            FreshRealm. During the Term, FreshRealm shall maintain at its own expense:

(i)            Commercial General Liability insurance (including products liability and contractual liability), with limits of not less than $[**] per occurrence and $[**] general aggregate and $[**] products and completed operations aggregate, for bodily injury or death to any person or persons and loss or damage to any property;

Page 28—Production and Fulfillment Agreement

(ii)            Recall Insurance with limits of not less than $[**] per occurrence and $[**] aggregate;

(iii)            Cyber Liability Insurance with limits of not less than $[**] per claim and in the aggregate;

(iv)            Commercial automobile liability insurance at $[**] per occurrence combined single limit.

(v)            an Umbrella Policy providing limits of $[**] which is in excess of the Commercial General Liability, Automobile Liability and Employers Liability policies; and

(vi)            Worker’s Compensation Insurance as required by law in each state FreshRealm operates and Employers Liability with limits of not less than $[**] per accident, disease, and employee

(vii)            Property insurance with limits of not less than the full replacement cost of improvements and betterments, inventory, personal property including equipment, without a co-insurance located at all locations related to this Agreement. Such policy shall also include Business Interruption insurance with limits of not less than $[**]

(viii)            California Earthquake Insurance with limits of not less than $[**] including business interruption coverage at the CA Facility;

(ix)            Employment Practice Liability Insurance with limits of not less than $[**] per claim and in the aggregate;

(x)            Crime or Employee Dishonesty Insurance with limits of not less than $[**] per occurrence

(xi)            Marine Cargo Insurance covering all inbound and outbound ocean and domestic shipments in an amount sufficient to cover full replacement cost of goods or products.

All liability policies except for Cyber Liability, Employment Practice Liability and Worker’s Compensation shall include Blue Apron as an additional insured. All policies being required hereunder shall apply on a primary and non-contributory basis notwithstanding with the insurance maintained by Blue Apron and shall contain a waiver of subrogation in favor of Blue Apron. Blue Apron will be included as an Additional Insured for vicarious liability on the Cyber policy. FreshRealm shall not materially change, alter (unless to increase coverage) or cancel such insurance policy unless a [**] of notice of cancellation is provided to Blue Apron except [**] for non-payment of premium. A certificate of such insurance coverage shall be furnished to Blue Apron prior to execution of this Agreement and thereafter at renewal of insurance policies. FreshRealm shall maintain the above-referenced insurance from a carrier that has a Best’s rating of at least ‘A- VIII’.

(b)            Blue Apron. During the Term, Blue Apron shall maintain at its own expense:

(i)            Commercial General Liability insurance (including products liability and contractual liability), with limits of not less than $[**] per occurrence and $[**] general aggregate, for bodily injury or death to any person or persons and loss or damage to any property.

(ii)            Cyber Liability Insurance with limits of not less than $[**] per claim and in the aggregate;

(iii)            Commercial automobile liability insurance at $[**] per occurrence combined single limit;

Page 29—Production and Fulfillment Agreement

(iv)            an Umbrella Policy providing limits of $[**] which is in excess of the Commercial General Liability policy; and

(v)            Worker’s Compensation Insurance as required by law in each state Blue Apron operates and Employers Liability with limits of not less than $[**] per accident, disease, and employee.

To the extent applicable, all policies except for Cyber Liability and Worker’s Compensation shall contain a waiver of subrogation during the transition period where the fulfillment center employees temporarily remain on Blue Apron’s payroll and federal employment identification number. FreshRealm will be included as an Additional Insured for vicarious liability on the Cyber policy.

In addition to the coverages listed above Blue Apron may elect to maintain additional insurance policies at its own discretion.

19.            Limitation of Liability. SUBJECT TO THE LAST SENTENCE OF THIS SECTION 19, IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, REVENUE OR USAGE, COST OF SUBSTITUTE GOODS, ADDITIONAL COSTS INCURRED BY THE OTHER PARTY OR CLAIMS OF THE OTHER PARTY’S CONSUMER OR THIRD PARTIES REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT SUCH PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED. IN NO EVENT SHALL EITHER PARTY’S AGGREGATE LIABILITY ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER ARISING OUT OF OR RELATED TO BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EXCEED THE TOTAL OF THE AMOUNTS PAID BY BLUE APRON TO FRESHREALM PURSUANT TO THIS AGREEMENT IN THE 18 MONTHS PRECEDING THE EVENT GIVING RISE TO THE CLAIM, PROVIDED, HOWEVER, IF, AT THE TIME OF ANY EVENT GIVING RISE TO A CLAIM THIS AGREEMENT HAS NOT BEEN IN EFFECT FOR AT LEAST 18 MONTHS, THEN SUCH PARTY’S AGGREGATE LIABILITY UNDER THIS SECTION 19 SHALL EQUAL THE AVERAGE OF BLUE APRON’S TOTAL PAYMENTS FOR ALL COMPLETE CALENDAR MONTHS THIS AGREEMENT HAS BEEN EFFECT MULTIPED BY (X) IF THIS AGREEMENT HAS BEEN IN EFFECT FOR LESS THAN 9 MONTHS, 9, OR (Y) IF THIS AGREEMENT HAS BEEN IN EFFECT FOR MORE THAN 9 MONTHS, BUT LESS THAN 18 MONTHS, THE NUMBER OF MONTHS THIS AGREEMENT HAS BEEN IN EFFECT. NO EXCULPATION OF LIABILITY SHALL APPLY TO (I) ANY INDEMNITY OBLIGATION OF A PARTY FOR THIRD PARTY CLAIMS RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION AS SET FORTH IN SECTION 17; (II) ANY BREACH OF SECTIONS 13 (INTELLECTUAL PROPERTY), 14 (CONFIDENTIALITY) OR ANY OBLIGATIONS IN RESPECT OF ANY DATA OF ANY CONSUMER; (III) ANY ABANDONMENT (AS DEFINED BELOW); OR (IV) ANY GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD. For purposes of this Section 19, (a) “Abandonment” means the intentional cessation of performance under this Agreement by FreshRealm, with conduct that is unequivocal and inconsistent with the existence of this Agreement, provided, for clarification, that Abandonment shall not include failure to perform due to a Force Majeure Event, and (b) direct damages shall, to the extent claimed and proved by the damaged Party, include actual and reasonable amounts imposed by a governmental authority under this Agreement, including costs, interest, penalties or other charges.

20.            Force Majeure. Except for confidentiality obligations, in the event that a Party is unable to perform under this Agreement due to circumstances beyond its control, including without limitation, circumstances involving labor disputes, acts of God, acts or orders of any government, disturbances, war, terrorism, epidemic, pandemic, quarantine, transportation issues, import issues, supply issues, trade issues, weather, fire, or catastrophe (a “Force Majeure Event”) such Party will not be in breach of this Agreement while such Force Majeure Event is occurring. In the event of a Force Majeure Event, the non-performing Party shall give notice to the other Party stating the issue and the period of time the occurrence is expected to continue. The non-performing Party shall use commercially reasonable efforts to end the failure or delay and ensure the effects of the Force Majeure Event are minimized. The non-performing Party shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. In the event that the non-performing Party’s failure or delay remains uncured for a period of [**] following the commencement of such Force Majeure Event (or such longer period as is mutually agreed by the Parties), the non-affected Party may thereafter terminate this Agreement on [**] written notice to the non-performing Party. FreshRealm will use all commercially reasonable efforts to initiate its BCP at any impacted facility on the occurrence of a Force Majeure Event.

Page 30—Production and Fulfillment Agreement

21.            Notices. Any notice, request, demand, or other communication required or permitted by this Agreement that is addressed as provided below will be deemed properly given (a) if delivered personally, when actually delivered; or (b) if sent by certified mail, or overnight courier or express mail, return receipt requested, when the return receipt indicates delivery was made; or (c) if sent by email, upon non-automated reply email or other written notice from the recipient confirming receipt. Addresses for notice appear below, and either Party may change its address for notice by written notice to the other.

Blue Apron:	FreshRealm:

Blue Apron, LLC	FreshRealm, Inc.
Attn: General Counsel	Attn.: Michael Lippold or CEO
28 Liberty Street, 28th Floor	1330 Calle Avanzado
New York, NY 10005	San Clemente, CA 92673

With a copy by email to:	With a copy to:

[**]	FreshRealm, Inc.
Attn.: Derek Anguilm or CFO
1330 Calle Avanzado
San Clemente, CA 92673

22.            Governing Law; Dispute Resolution.

(a)            Governing Law. This Agreement shall be construed by and controlled under the laws of the State of Delaware, without regard to conflict of law principles and without regard to the place of execution.

(b)            Matters Relating to Personal Injury or Death. In any litigation brought by a third-party claimant alleging personal injury or death, the Parties agree to resolve any dispute between them based on indemnity, contribution, or similar legal theories in the forum or jurisdiction in the United States where such litigation is pending or in a separate proceeding in the state or federal courts located in New Castle County, Delaware. The Parties agree to waive the right to a jury trial in any separate proceeding in the state or federal courts located in New Castle County, Delaware.

(c)            Arbitration. All other controversies or claims not covered by Section 22(b) above, and arising out of or related to this Agreement, or the breach thereof, or the formation or validity of this Agreement, or any rights granted hereunder, shall be settled by binding arbitration to be held New Castle County, Delaware. The arbitration shall be conducted by, and in accordance with the rules of JAMS (f/k/a Judicial Arbitration and Mediation Service) before a single arbitrator. The arbitration shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrator shall be binding upon the Parties hereto, and the expense of the arbitration (including, without limitation, the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrator determines. The decision of the arbitrator shall be final, and judgment upon the award of the arbitration may be entered in any court where the arbitration takes place or any court having jurisdiction thereof, and application may be made to any court for a judicial acceptance of the award or order of enforcement. Notwithstanding anything to the contrary contained herein, each Party shall have the right to institute judicial proceedings for equitable relief against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder, including rights regarding Confidential Information, through reformation of contract, specific performance, injunction or any similar equitable relief, and each Party agrees that it shall not contest or seek to stay such an action, and for such purposes, the Parties consent to the sole and exclusive jurisdiction of the state and federal courts located in Delaware, without limitation, and waive any defense of lack of personal jurisdiction to any action based on a breach of this Agreement and any right to a jury trial. If either Party commences any action or proceeding against the other Party to enforce this Agreement, the prevailing Party in such action or proceeding shall be entitled to recover from the other Party the actual attorneys’ fees, costs and expenses incurred by such prevailing party in connection with such action or proceeding, and in connection with enforcing any judgment or order thereby obtained.

Page 31—Production and Fulfillment Agreement

23.            Miscellaneous.

(a)            Independent Status. FreshRealm is an independent contractor engaged by Blue Apron to supply the Products. There is no relationship of partnership, joint venture, employment, franchise or agency between the Parties. Except as expressly provided in this Agreement, neither Party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

(b)            Severability. If any provision of this Agreement shall be held to be prohibited or unenforceable by any applicable law or a decision of a court of competent jurisdiction, that provision shall be ineffective only to the extent and for the duration of the prohibition or unenforceability, without invalidating any of the remaining provisions.

(c)            Assignment.

(i)            Neither Party may assign its rights or delegate its duties under this Agreement, or assign or transfer this Agreement, to any third party without the prior written consent of the other Party. Any assignment in violation of this Section shall be null and void. If the non-assigning Party consents to such transfer, delegation or assignment, any such purchaser, transferee, successor or assignee shall be bound by this Agreement (whether or not an assignment occurs or is otherwise required) and must expressly assume and agree to perform this Agreement in the same manner and to the same extent that the assigning Party would be required to perform as if no such purchase, transfer, succession or assignment had taken place.

(ii)            This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors, and assigns. If either Party undergoes any Change of Control transaction, or, as to Blue Apron if either Blue Apron or BA Holdings undergoes a Change of Control transaction that requires assignment of its rights, delegation of its duties or assignment or transfer of this Agreement, any such purchaser, transferee, successor or assignee shall be bound by this Agreement (whether or not an assignment occurs or is otherwise required) and must expressly assume and agree to perform this Agreement in the same manner and to the same extent that the acquired Party would be required to perform as if no such purchase, transfer, succession or assignment had taken place.

(d)            Entire Agreement; Amendment. This Agreement and any Purchase Orders contain the entire agreement of the Parties with respect to the subject matter hereof. All previous agreements and understandings between the Parties regarding the subject matter of this Agreement are hereby superseded. Any additional, contrary, conflicting or different terms contained in any Purchase Order, invoice, acknowledgement, or other request or communication by Blue Apron or FreshRealm will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by both Parties. This Agreement may be modified only by an agreement of the Parties in writing. Failure of either Party to exercise promptly any right granted by this Agreement, or to require strict performance of any obligation undertaken by the other Party pursuant to this Agreement, will not be deemed to be a waiver of such right or of the right to demand subsequent performance of any and all such obligations undertaken by the other Party. The Parties specifically agree that the Supply Agreement dated September 18, 2021 between Blue Apron and FreshRealm, LLC (“Original Supply Agreement”), the predecessor in interest to FreshRealm, is void and of no further effect as of the Effective Date, provided, however, that all of the obligations of Blue Apron and FreshRealm under the Original Supply Agreement that expressly or by their nature survive the expiration or termination of the Original Supply Agreement, shall survive expiration or termination of the Original Supply Agreement and continue in full force and effect notwithstanding such expiration or termination until they are satisfied in full or by their nature expire.

Page 32—Production and Fulfillment Agreement

(e)            No Waiver. The temporary, limited, or specific waiver of any term, provision, or condition of this Agreement or a breach thereof will not be considered a waiver of any other term, provision, or condition, or of any subsequent breach of the same term, provision, or condition.

(f)            Survival. All of the obligations of Blue Apron and FreshRealm under this Agreement that expressly or by their nature survive the expiration or termination of this Agreement, shall survive expiration or termination of this Agreement and continue in full force and effect notwithstanding such expiration or termination until they are satisfied in full or by their nature expire. Without limiting the foregoing, each Party’s obligations with respect to any Confidential Information of the other Party that is a trade secret shall survive the expiration and termination of this Agreement in perpetuity.

(g)            Publicity. Neither Party will issue or release any announcement, statement, press release or other publicity or marketing or promotional materials relating to the Agreement or the Parties’ relationship contemplated by the Agreement, in each case, without the prior written consent of such other Party in each instance.

(h)            Signatures. This Agreement may be signed in counterparts. An electronic transmission or a pdf of a signature page will be considered an original signature page, and a digital signature will have the same effect as an original signature. At the request of a Party, the other Party will confirm an electronically transmitted or pdf signature page by delivering an original signature page to the requesting Party.

(i)            Construction. Section headings are included for convenience, but shall not form a part of the Agreement or affect the interpretation of any part hereof. The word “including” is used in this Agreement in a non-exclusive sense and, unless otherwise expressly set forth, shall be interpreted as being illustrative and not limiting.

(j)            No Third Party Beneficiaries. This Agreement is entered into solely between, and may be enforced only by, Blue Apron and FreshRealm and their permitted successors and assigns. Other than with respect to non-Party indemnified parties under Section 17 above, this Agreement shall not be deemed to create any rights in third parties, including suppliers and customers of a Party, or to create any obligations of a Party to any such third parties.

Page 33—Production and Fulfillment Agreement

The Parties have caused their respective duly authorized representatives to execute this Agreement to be effective as of the Effective Date.

Blue Apron:		FreshRealm:

Blue Apron, LLC		FreshRealm, Inc.

By:	/s/ Linda Findley	By:	/s/ Michael Lippold
Name:	Linda Findley	Name:	Michael Lippold
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

Page 34—Production and Fulfillment Agreement

Schedule 1(h)

Blue Apron Trademarks

BLUE APRON

KNICK KNACKS

BETTER LIVING THROUGH BETTER FOOD

A BETTER WAY TO COOK

Schedule 1(H)—Production and Fulfillment Agreement – Page 1

Schedule 4(b)

Forecast Process/ PO Process Diagram

[**]

Schedule 4(B)—Production and Fulfillment Agreement – Page 1

Schedule 4(e)

Minimum Quarterly Purchase Requirements for Recipe Unit Products

Year	Minimum Quarterly Purchase Commitment for Recipe Unit Products
	Q1	Q2	Q3	Q4
2023	N/A	[**]	[**]	[**]
2024	[**]	[**]	[**]	[**]
2025	[**]	[**]	[**]	[**]
2026	[**]	[**]	[**]	[**]
2027	[**]	[**]	[**]	[**]
2028	[**]	[**]	[**]	[**]
2029	[**]	[**]	[**]	[**]
2030	[**]	[**]	[**]	[**]
2031	[**]	[**]	[**]	[**]
2032	[**]	[**]	[**]	[**]
2033	[**]	[**]	[**]	[**]

Schedule 4(E)—Production and Fulfillment Agreement – Page 1

Schedule 5(d)

SLAs

(a)            Defined Terms.

(i)            “Maximum Credits” means a percentage to be agreed to by the Parties during the SLA Transition Period.

(ii)            “Service Levels” shall mean the service levels that FreshRealm is required to achieve when producing and fulfilling the Packages, and provide the Services, as set forth in this Schedule 5(d).

(iii)            “Service Level Credits” shall mean the credits payable for Service Level defaults as set forth in this Service Level Agreement.

(iv)            “Service Level Requirements” mean the performance of FreshRealm that is required against the applicable Service Level, as agreed to in accordance with this Schedule 5(d).

(v)            “SLA Performance” means FreshRealm’s performance against the applicable Service Level.

(vi)            “SLA Transition Period” means the period commencing on the Effective Date and continuing until August 31, 2023.

(b)            SLA Transition Period. During the SLA Transition Period, FreshRealm and Blue Apron will work together in good faith to agree on the specifics of and mutually amend this Schedule 5(d) in its entirely including the Sample Attachment (as defined below). Such mutually agreed amendment will include (i) the Service Level Requirements for each Service Level, negotiating such requirements in good faith, and using as inputs for such requirements the indicative targets, historical data and FreshRealm’s actual SLA Performance during the SLA Transition Period; (ii) the Maximum Credits, negotiating such maximum and associated Service Level Credit in good faith; (iii) the definitions of each Service Level, negotiating such definitions in good faith, and (iv) trigger timing, remedies (including limitations, financial remedies, and termination rights), revisions to Service Level Requirements over time, new Service Levels and associated Service Level Requirements, changes to processes and/or measurements, and continuous improvement. Blue Apron and FreshRealm will meet within [**] following the Effective Date, and at regular intervals thereafter, to negotiate the terms of an amended Schedule 5(d) including the Attachment. As part of the good faith negotiations, Blue Apron will provide at least [**] of historical data to assist with setting Service Level Requirements. For the avoidance of doubt, any historical performance data included in Schedule 5(d) at the Effective Date is illustrative in nature and subject to further diligence by FreshRealm.

(c)            Sample Attachment. An example of a final Attachment to this Schedule 5(d) is attached as Exhibit A (“Sample Attachment”). The Sample Attachment is not binding as to any Service Levels, Service Level Minimums, Credit Percentages or otherwise but is a representative sample of what a final negotiated Attachment A will include.

Schedule 5(D)—Production and Fulfillment Agreement – Page 1

Attachment A

Sample Service Level Matrix

[**]

Schedule 5(D)—Production and Fulfillment Agreement – Page 2

Schedule 6(c)

Compliant Codes

[**]

Schedule 6(C)—Production and Fulfillment Agreement – Page 1

Schedule 7(e)

PFA Volume Rebate

Only during the Time Period in the table below, Blue Apron will earn a Recipe Unit Rebate and an NPI Rebate (together, the “PFA Volume Rebate”) as follows:

•	Recipe Unit Product Rebate. The “Recipe Unit Rebate” is the increase in Recipe Unit Product sales in a calendar quarter in 2024 and 2025 above the quantity of Recipe Unit Products sold in the same quarter in 2023 (with the respective quarterly 2023 Recipe Unit Product sales, the “2023 Quarterly Comparison Baseline”) multiplied by the PFA Volume Rebate per Unit in the table below up to the Maximum Total PFA Volume Rebate in the table below. FreshRealm will pay Blue Apron the Recipe Unit Rebate only for Recipe Unit Products that Blue Apron actually purchases and pays for in the respective calendar quarter in 2024 and 2025 before such Recipe Unit Product will be counted towards the volume in that quarter in 2024 or 2025. Blue Apron must pay FreshRealm’s invoice for the applicable Recipe Unit Product before that Product will count towards the Recipe Unit Rebate for that calendar quarter, and in determining the applicable quarter in which to count a Recipe Unit Product towards a Recipe Unit Rebate, the date will be based on the date that Blue Apron paid FreshRealm for the Product.

o	[**].

•	NPI Rebate. The “NPI Rebate” is the quantity of NPI Products that Blue Apron actually purchases each calendar quarter from FreshRealm multiplied by the PFA Volume Rebate per Unit in the table below up to the Maximum Total PFA Volume Rebate in the table below. Blue Apron will earn the NPI Rebate only for NPI Products that Blue Apron actually purchases in calendar quarter in 2024 and 2025 before such Recipe Unit Product will be counted towards the volume in the respective quarter in 2024 or 2025. Blue Apron must pay FreshRealm’s invoice. Title to the applicable NPI Product must transfer from FreshRealm to Blue Apron before that NPI Product will count towards the NPI Rebate for that calendar quarter, and in determining the applicable quarter in which to count a NPI Product towards an NPI Rebate, the date will be based on the date that title to the NPI Product so transfers. However, in no event shall FreshRealm be required to pay the NPI Rebate for a given NPI Product until Blue Apron has paid for that NPI Product.

o	[**].

Notwithstanding the foregoing, FreshRealm will not pay any Recipe Unit Rebate or NPI Rebate unless Blue Apron also meets the Adjusted EBITDA requirements below for the applicable quarter. Blue Apron will provide a report showing Adjusted EBITDA for the calendar quarter and, following the 4th calendar quarter, year-to-date Adjusted EBITDA, in each case, by [**] following the end of the applicable calendar quarter along with supporting documentation to substantiate the Adjusted EBITDA calculation. FreshRealm will pay Blue Apron the PFA Volume Rebate within [**] following receipt and confirmation of the Adjusted EBITDA report.

Unit Type	Baseline Quarterly Volume (Units)	PFA Volume Rebate per Unit (above 2023 Quarterly Comparison Baseline as applicable)*		Time Period	Maximum Total PFA Volume Rebate*
Recipe Unit Products	2023 Quarterly Comparison Baseline	$	[**]	January 1, 2024 through December 31, 2025	$	[**]
NPI Products	0	$	[**]	January 1, 2024 to December 31, 2025	$	[**]

Schedule 7(E)—Production and Fulfillment Agreement – Page 1

*If the Net Revenue for Blue Apron’s sales of NPI Products in the 3rd quarter of 2024 multiplied by 4 equals $[**] or more, then FreshRealm will pay Blue Apron $[**] or such lesser amount remaining in the Maximum Total PFA Volume Rebate for Recipe Unit Products (the “NPI Bonus Payment”). The NPI Bonus Payment will then be deducted from the Maximum Total PFA Volume Rebate for Recipe Unit Products. “Net Revenue” means gross sales minus promotional discounts, actual customer credits and refunds, as well as credits and refunds expected to be issued. Blue Apron will provide a report showing Net Revenue for 3rd quarter of 2024 by [**] following the end of the applicable calendar quarter along with supporting documentation to substantiate the Net Revenue calculation. FreshRealm will pay Blue Apron the NPI Bonus Payment within [**] following receipt and confirmation of the Net Revenue report. For clarification, the PFA Volume Rebate will not exceed a total of $[**] and any NPI Bonus Payment is only made as an offset to the Maximum Total PFA Volume Rebate for Recipe Unit Products.

Adjusted EBITDA Requirements:

Calendar Quarter (for each of 2024 and 2025)	Adjusted EBITDA Requirement
1	[**]
2	[**]
3	[**]
4	[**]

Schedule 7(E)—Production and Fulfillment Agreement – Page 2